EXHIBIT 4

Execution Copy

US$91,200,000

AMENDED AND RESTATED

FINANCING AGREEMENT

dated as of March 25, 2003

by and among

IMPSAT COMUNICAÇÕES LTDA.

as Borrower,

NORTEL NETWORKS LIMITED,

as Administrative Agent,

NORTEL NETWORKS LIMITED,

as Collateral Agent

and

The Lenders Party Hereto From Time to Time

as Lenders

TABLE OF CONTENTS

SECTION 1. DEFINITIONS

Section 1.1	Defined Terms.
Section 1.2	Other Definitions.
Section 1.3	Interpretation.
Section 1.4	Accounting Principles and Terms.

SECTION 2. THE CREDIT FACILITY

Section 2.1	Term Loans
Section 2.2	Notes.

SECTION 3. PAYMENT OF PRINCIPAL , INTEREST AND FEES

Section 3.1	Repayment of Principal.
Section 3.2	Prepayments.
Section 3.3	Interest.
Section 3.4	Agents’ Fees.
Section 3.5	Nature of Payments.
Section 3.6	Payment Procedures.
Section 3.7	Administrative Agent’s Determination.
Section 3.8	Payments Pro Rata.
Section 3.9	Governmental Approvals.

SECTION 4. PAYMENT IN DOLLARS; EVENT OF SOVEREIGN RISK

Section 4.1	Obligation to Pay in Dollars; Judgment Currency.
Section 4.2	Event of Sovereign Risk.

SECTION 5. FUNDING AND YIELD PROTECTION

Section 5.1	Taxes.
Section 5.2	Illegality.
Section 5.3	Increased Costs and Yield Protection

SECTION 6. DELIVERIES; CONDITIONS PRECEDENT.

Section 6.1	Closing Documents.
Section 6.2	Plan and Plan Confirmation.
Section 6.3	Security Documents
Section 6.4	Material Agreements.
Section 6.5	Representations and Warranties.
Section 6.6	Covenants.
Section 6.7	Litigation.
Section 6.8	No Defaults.
Section 6.9	Material Adverse Change.

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Section 6.10	Payment of Fees.
Section 6.11	Capitalization of ISCH Indebtedness.
Section 6.12	English Language.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

Section 7.1	Corporate Status.
Section 7.2	Corporate Power.
Section 7.3	Governmental Approvals.
Section 7.4	No Violation.
Section 7.5	Proceedings.
Section 7.6	Taxes.
Section 7.7	Financial Statements.
Section 7.8	The Project.
Section 7.9	Environmental Matters.
Section 7.10	Transactions with Affiliates.
Section 7.11	Indebtedness.
Section 7.12	Properties.
Section 7.13	Intellectual Property.
Section 7.14	Books and Records.
Section 7.15	The Licenses.
Section 7.16	No Material Adverse Change.
Section 7.17	Insurance.
Section 7.18	Collateral.
Section 7.19	Investment Company; Public Utility Holding Company.
Section 7.20	Immunity.
Section 7.21	Margin Stock; Regulation U.
Section 7.22	Solvency.
Section 7.23	No Event of Default; Compliance with Material Agreements.
Section 7.24	Fees or Compensation.
Section 7.25	Termination of Lucent Agreements.
Section 7.26	True and Complete Disclosure.

SECTION 8. COVENANTS.

Section 8.1	Affirmative Covenants.
Section 8.2	Negative Covenants.
Section 8.3	Financial Covenants

SECTION 9. SECURITY

Section 9.1	Grant of Security Interest.
Section 9.2	Escrow Accounts.
Section 9.3	Release of Collateral.
Section 9.4	Further Identification of the Collateral.
Section 9.5	Further Assurances.

SECTION 10. EVENTS OF DEFAULT

Section 10.1	Events of Default.
Section 10.2	Cumulative Rights.

SECTION 11. EXPENSES AND INDEMNIFICATION

Section 11.1	Expenses
Section 11.2	Indemnification.

SECTION 12. ASSIGNMENT AND PARTICIPATION

Section 12.1	Assignment.
Section 12.2	Participation.
Section 12.3	Information.

SECTION 13. OPTION TO REVISE STRUCTURE.

Section 13.1	Option to Revise.
Section 13.2	Transaction Costs.
Section 13.3	Terms of Replacement Notes.
Section 13.4	Application of Proceeds.
Section 13.5	Termination of Option.

SECTION 14. GOVERNING LAW AND JURISDICTION

Section 14.1	Governing Law.
Section 14.2	Waiver of Jury Trial.
Section 14.3	Jurisdiction; Venue for Suit.
Section 14.4	Waiver of Immunity.
Section 14.5	Process Agent.
Section 14.6	Legal Process in Other Jurisdictions.

SECTION 15. THE AGENTS

Section 15.1	Agent’s Reliance.
Section 15.2	Lender Credit Decision
Section 15.3	Lender Indemnification
Section 15.4	Successor Agents.

SECTION 16. GENERAL PROVISIONS

Section 16.1	Notices.
Section 16.2	Severability of Provisions.
Section 16.3	Binding Effect; Successors and Assigns.
Section 16.4	Amendment; Waiver.
Section 16.5	Entire Agreement.
Section 16.6	Right of Set-Off.
Section 16.7	Release and Waiver.
Section 16.8	Further Assurances.
Section 16.9	Term of Agreement; Survival.
Section 16.10	Headings.

Section 16.11	Counterparts.
Section 16.12	Confidentiality.
Section 16.13	Cooperation.

AMENDED AND RESTATED FINANCING AGREEMENT

THIS AMENDED AND RESTATED FINANCING AGREEMENT (this “Agreement”), dated as of March 25, 2003), by and among IMPSAT COMUNICAÇÕES LTDA., a company (sociedade por quotas de responsabilidade limitada) organized pursuant to the laws of Brazil (the “Borrower”); Nortel Networks Limited (formerly known as Nortel Networks Corporation) (“Nortel”), a corporation organized pursuant to the laws of the Province of Ontario, Canada, as administrative agent (the “Administrative Agent”); Nortel as collateral agent (the “Collateral Agent”); and the several lenders party hereto from time to time, as lenders (together with Nortel, the “Lenders”).

W I T N E S S E T H:

WHEREAS, the parties hereto are each party to an Amended and Restated Financing Agreement dated as of June 11, 2001, as amended pursuant to amendments dated as of October 25, 2001 and November 24, 2001 respectively (as the same may have been further amended, supplemented or otherwise modified, the “Existing Financing Agreement”);

WHEREAS, the Lenders made available to the Borrower under the terms and conditions of the Existing Financing Agreement a credit facility in the original maximum principal amount of one hundred forty eight million three hundred thousand Dollars (US$148,300,000) to assist in financing the purchase by the Borrower or its Affiliates of telecommunications equipment and services manufactured and supplied by Nortel or its Affiliates related to the design, procurement, installation, commissioning, and operation of a broadband telecommunications network in Brazil (the “Project”) under (i) a Turnkey Project Agreement by and among the Borrower, Nortel and Nortel’s Affiliate, Northern Telecom do Brasil Comercio e Servicos Ltda. (“Nortel Brazil”) dated as of September 6, 1999, (as amended and supplemented or otherwise modified from time to time, the “Turnkey Contract”)and (ii) a Supply Contract by and among the Borrower, Nortel Brazil, Nortel and certain Affiliates of Nortel and the Borrower dated as of November 5, 1999 (as amended and restated as of May 30, 2002, the “Supply Agreement”) (the Turnkey Contract and the Supply Agreement, collectively, the “Nortel Contracts”);

WHEREAS, the Borrower is a Subsidiary of IMPSAT Fiber Networks, Inc. (formerly known as IMPSAT Corporation), a corporation organized pursuant to the laws of the State of Delaware, U.S.A. (“IMPSAT”);

WHEREAS, pursuant to the terms of a certain Guarantee Agreement dated as of October 25, 1999 executed by IMPSAT in favor of the Lenders (as the same may have been amended, supplemented or otherwise modified, the “Existing Guarantee”) IMPSAT has guaranteed the payment and performance of all past, present and future liabilities, obligations and indebtedness of the Borrower to the Lenders arising under, pursuant to or in connection with the Existing Financing Agreement;

WHEREAS, the Borrower and IMPSAT desire to restructure the outstanding indebtedness under the Existing Financing Agreement (together with all accrued and unpaid interest thereon, collectively, the “Existing Debt”);

WHEREAS, in order to implement a restructuring of the Existing Debt and a restructuring of certain other obligations of IMPSAT, the Borrower and other Subsidiaries of IMPSAT, IMPSAT filed (i) a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code on June 11, 2002 (the “Chapter 11 Proceedings”) and (ii) as part of such Chapter 11 Proceedings a disclosure statement and plan of reorganization (the “Plan”) (which was approved by the United States Bankruptcy Court for the Southern District of New York and subsequently confirmed on December 11, 2002;

WHEREAS, thirty-three million nine hundred twenty-nine thousand five hundred forty-six Dollars (US$33,929,546) of the principal amount of the Existing Debt has been assigned to, and assumed by, IMPSAT immediately prior hereto (the “Assumed Obligations”);

WHEREAS, the Lenders have agreed to restructure the remaining balance of the Existing Debt (the “Existing Debt Balance” in the aggregate original principal amount of ninety one million two hundred thousand Dollars (US$91,200,000) pursuant to the terms of this Agreement;

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent have agreed to amend and restate the Existing Financing Agreement to provide for the Term Loans and certain other amendments on the terms set forth in this Agreement, which Agreement shall become effective upon satisfaction of the conditions precedent set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities under the Existing Financing Agreement or evidence payment of all or any of such obligations or liabilities (including, but not limited to, the applicable provisions of the Brazilian Civil Code in force), that this Agreement amend and restate in its entirety the Existing Financing Agreement, and that from and after the Closing Date the Existing Financing Agreement be of no further force or effect except as to evidence the incurrence of the obligations of the Borrower and IMPSAT thereunder and the representations and warranties made thereunder;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION 1.  DEFINITIONS

Section 1.1                                   Defined Terms.

The following capitalized terms shall have the meanings set forth in this Section 1.1 when used in this Agreement, including its preamble and recitals:

“Accounts Payable Financing Agreement” means the financing agreement entered into by and between Impsat Argentina as borrower and Nortel as lender as of March 25, 2003, with an aggregate principal amount of US$10,287,919.

“Affiliate” means, as to any Person (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Voting Stock of such Person, (b) each Person that controls, is controlled by or is under common control with, such Person and (c) in the case of individuals, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Borrower or IMPSAT.  For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Stock, by contract, by virtue of being an executive officer or a director or otherwise.

“Agents” means the Administrative Agent and the Collateral Agent.

“ANATEL” means the Brazilian National Telecommunications Agency (Agência Nacional de Telecomunicações).

“Applicable Law” means any statute, law, regulation, ordinance, rule, judgment, writ, rule of common law, common law duty, code, order, decree, governmental approval, administrative order, directed duty, request, license, authorization, permit, approval, concession, grant, franchise, directive, guideline, policy, requirement, or other governmental restriction, or any similar form of decision of, determination by, agreement with, or requirements of (or any interpretation or administration of any of the foregoing by) any Governmental Authority, whether in effect as of the date hereof or thereafter (including any Environmental Laws).

“Argentina” means the Republic of Argentina.

“Argentina Agreements” means, collectively, the Financing Documents as defined in the Nortel Argentina Financing Agreement and the Argentina Supply Agreement.

“Argentina Supply Agreement” means the Supply Contract dated as of November 5, 1999 by and among IMPSAT Argentina, Nortel, Nortel Argentina and certain Affiliates of Nortel and the Borrower.

“Assignment and Assumption Agreement” means an assignment and assumption agreement between a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit A.

“Authorized Officer” means, with respect to any Person, each of the following officers of such Person: (a) the Chief Executive Officer; (b) the Chief Financial Officer or (c) any other Person having substantially similar responsibilities and authority.

“BBVA” means BBVA Banco Frances S.A.

“Borrower Annual Operating Budget” means, with respect to each fiscal year of the Borrower beginning with its fiscal year ending on December 31, 2003, an annual operating budget delivered to the Lenders pursuant to Section 8.1(b)(6), with respect to such fiscal year.

“Borrower Business Plan” Unless and until the Borrower shall have delivered to the Lenders a revised or updated business plan in accordance with Sections 8.1(b)(2) or (5), means the six-year consolidated Business Plan of the Borrower dated as of December 15, 2002, and not including any subsequent amendments, supplements or replacements thereof.

“Borrower Capital Markets Transaction” means any public offering or private placement of debt securities of the Borrower or any of its Subsidiaries.

“Borrower’s Net Debt” means, on any date, (a) the Borrower’s Total Debt outstanding on such date (excluding all Indebtedness of others guaranteed by the Borrower); minus (b) the amount of the Intercompany Indebtedness of the Borrower evidenced by Subordinated Intercompany Notes outstanding on such date; minus (c) the aggregate amount of cash and Temporary Cash Investments of the Borrower and its Subsidiaries that are subject to a Lien in favor of the Lenders pursuant to the Security Documents.

“Brazil” means the Federative Republic of Brazil.

“Brazilian GAAP” means generally accepted accounting principles in Brazil as established from time to time by the Conselho Nacional de Contabilidade.

“Business Day” means a day other than a Saturday, Sunday, or any other day on which commercial banks in New York City, United States of America, and the City of São Paulo, Brazil are authorized or required by Applicable Law to close.

“Business Plans” means, collectively, the Borrower Business Plan, the Borrower Annual Operating Budget and the IMPSAT Business Plan.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other Applicable Law, whether or not having the force of law, in each case of general applicability regarding capital adequacy of banks and branches thereof or corporations controlling banks.

“Capital Expenditures” means, with respect to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its Subsidiaries for such period, as the same are or would be set forth in a consolidated statement of cash flows of such Person and its Subsidiaries for such period.

“Capital Lease” means, with respect to any Person, any lease of (or other indebtedness arrangement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with U.S. GAAP, would be required to be classified and accounted for as a capital lease or a liability on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, all shares, quotas, interests, rights to purchase, warrants, options, or other equivalents of or interests in the common or preferred equity of such Person.

“Central Bank” means the Banco Central do Brasil.

“Change of Control” means an event or circumstance as a result of which: (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a Permitted Investor or any Existing Securityholder or its Affiliates, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than thirty percent (30%) of the total voting power of the Voting Stock of IMPSAT on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of IMPSAT, on a fully diluted basis, than is held by the Existing Securityholders and their Affiliates on such date; (ii) individuals who on the date hereof constitute the board of directors of IMPSAT (together with any new directors whose election by the board of directors or whose nomination for election by IMPSAT’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors of IMPSAT then in office who either were members of the board of directors of IMPSAT on the date hereof or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of IMPSAT then in office; or (iii) IMPSAT is the “beneficial owner” of less than fifty percent (50%) of the Voting Stock of the Borrower.

“Charter Documents” means, with respect to any Person (other than an individual), its founding act, charter, certificate of incorporation, by-laws, memorandum and articles of association, contrato social, estatuto social and other similar documents regarding its organization or constitution.

“Closing Date” means the date on which all conditions set forth in Section 6 herein have been satisfied.

“Control” means: (a) the beneficial ownership of more than fifty percent (50%) of the total Voting Stock then outstanding of a Person; or (b) even if less than such percentage of outstanding Voting Stock is owned, the power to direct the management and policies of such Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise.

“Conversion Rate” means, for purposes of calculating the Dollar equivalent of any amount in Reais, the average of the sale and purchase rates published by the Central Bank in the SISBACEN (Sistema de Informações do Banco Central) electronic system, transaction PTAX800, option 5, offered rate, on the day on which the relevant calculation is to be made.

“Current Assets” means, at any time, the total assets of the Borrower and its Subsidiaries which would be shown as current assets on a balance sheet of the Borrower and its Subsidiaries prepared in accordance with U.S. GAAP at such time, provided that in determining such current assets (a) notes and accounts receivable shall be included only if good and collectible and payable on demand or within one year from such date (and not by their terms or by the terms of any instrument or agreement relating thereto directly or indirectly renewable or extendible at the option of the obligor beyond such year) and shall be valued at their face value less reserves or accruals for uncollectible accounts determined to be sufficient in accordance with U.S. GAAP, and (b) life insurance policies (other than the cash surrender value of any unencumbered policies that is properly classified as a current asset in accordance with U.S. GAAP) shall be excluded.

“Current Liabilities” means, at any time, the total liabilities of the Borrower and its Subsidiaries which would be shown as current liabilities, including the current portion of long term Indebtedness, minus the current portion of deferred Revenue on a balance sheet of the Borrower and its Subsidiaries prepared in accordance with U.S. GAAP.

“Debt Service” means, with respect to any Person for any period, the sum of (i) the total Interest Expense of such Person and its Subsidiaries during such period (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense), plus (ii) all amounts of principal and premium, if any, paid or required to be paid during such period in respect of Total Debt (excluding any Indebtedness in respect of guarantees except to the extent paid by such Person during such period) of such Person and its Subsidiaries; provided, however, with respect to the determination of Excess Cash Flow, amounts of principal which are paid under revolving credit or similar facilities shall be counted, but only to the extent that any amounts so paid may not, by the terms of such revolving credit or similar facilities, be reborrowed or redrawn (or in the case of term Indebtedness with contractual rights of extension or roll-over to the extent that such extension or roll-over would be prohibited pursuant to the terms of this Agreement); and provided, further, with respect to the calculation of the Debt Service Coverage Ratio contained in Section 8.3(b), amounts of principal which are paid under revolving credit or similar facilities and then reborrowed during the same calendar quarter shall be counted without duplication.

“Default” means any event, occurrence, factual or legal condition which, if continued uncured or unchanged would, with the passage of time or the giving of notice or both, become or constitute an Event of Default.

“Default Interest Rate” means an interest rate per annum equal to fourteen percent (14%) at any time after March 25, 2005.

“Disposal” means, with respect to any property (including, without limitation, all tangible and intangible assets and rights to payment) of the Borrower or any Subsidiary thereof, any direct or indirect sale, conveyance, transfer, alienation, lease, IRU, loan, sale-and-repurchase, sale-leaseback or other transaction or arrangement as a result of which the Borrower or Subsidiary party to such transaction or arrangement relinquishes all or substantially all marketable rights in and to such property; and  the verb “Dispose of” has a corresponding meaning.

“Dollars and US$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any Person for any period, the Net Income of such Person and its Subsidiaries for such period after (a) restoring thereto amounts deducted in determining Net Income for such period including, without duplication, (1) Interest Expense for such period, (2) taxes based upon net income, (3) depreciation and amortization, and (4) other non-cash charges and (b) deducting therefrom (1) non-cash income or losses to the extent included in determining Net Income and (2) deferred Revenues attributable to IRUs recognized as Revenues during such period.

“Eligible Assignees” means, prior to the occurrence of an Event of Default, any Person so long as such Person is not a direct competitor of the Borrower, and after the occurrence of an Event of Default, any Person.

“Environmental Laws” means any and all applicable statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, agreements, and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or release of pollutants, contaminants, Hazardous Substances, or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, Hazardous Substances, or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means all liabilities in connection with, or relating to, the business, assets, presently or previously owned or leased property, activities (including, without limitation, off-site disposal) or operations of the Borrower or any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by the Environmental Laws.

“Equipment” means (i) all equipment, hardware, materials, and other items of property together with all embedded firmware and hardwired logic, software (including computer programs contained on a magnetic or optical storage medium, in a semiconductor device, or in another memory device, or system memory or supplied on any other storage medium) used in the construction or operation of the Network, and (ii) any building infrastructure with respect to any facility necessary to house or hold any of the items referenced in the immediately preceding clause (i) (including grounding, air-conditioning systems (both general and special), fire alarm and extinguisher systems, elevators, water and sewer systems, uninterruptible power supply, main power boards, power distribution boards, towers and transformers, power generators, electrical rectifiers and batteries, cable and equipment ladders, trays and racks, technical floors, security systems and all other infrastructure subsystems required for the proper function of the Network) in each case purchased from Nortel and its Affiliates pursuant to the Nortel Contracts with the proceeds of the Existing Financing Agreement and the Financing Agreement dated as of October 25, 1999 (which was amended and restated by the Existing Financing Agreement) together with all replacements, components, parts, improvements and upgrades installed thereon or affixed thereto.

“Equipment Pledge Agreement” means (i) the equipment pledge agreement dated September 20, 2000, as amended December 12, 2000, January 3, 2001, February 7, 2001, June 4, 2001, July 16, 2001, July 30, 2001 and March 25, 2003 and from time to time thereafter, among the Borrower, Nortel, as Collateral Agent, and Mr. Mariano Torre Gomez (the “Existing Equipment Pledge Agreement”); and (ii) any other equipment pledge agreement substantially in the form of the Existing Equipment Pledge Agreement among the Borrower, the Collateral

Agent and the depositary party thereto, pursuant to which the Borrower shall pledge Equipment to the Collateral Agent for the benefit of the Lenders, as security for the Term Loans.

“Equity” means, with respect to any Person at any date, the consolidated stockholders’ equity of such Person and its Subsidiaries as of such date, determined in accordance with U.S. GAAP.

“Event of Sovereign Risk” means (a) failure by the Central Bank to exchange or to approve or permit the exchange of Reais for Dollars, the unavailability of Dollars in any legal exchange market in Brazil in accordance with normal commercial practice, or any other action of any Brazilian Governmental Authority that has the effect of restricting such exchange or the transfer of Reais for Dollars outside Brazil and (b) a declaration of a banking moratorium or any suspension of payments by banks in Brazil, or the imposition by any Brazilian Governmental Authority of any moratorium on the required rescheduling of or required approval of the payment of any indebtedness in Brazil.

“Excess Cash Flow” means, with respect to any Person, for any period: (a) such Person’s EBITDA for such period; minus (b) the sum of the following items, determined for such Person and its Subsidiaries on a consolidated basis: (i) Debt Service paid for such period, (ii) cash Capital Expenditures (net of any financing proceeds used to fund such Capital Expenditures) for such period (but by the Borrower only to the extent that the Borrower is in compliance with the covenant contained Section 8.3(f)), (iii) the net increase (or minus any net decrease) in working capital, excluding cash included therein, from the opening of business on the first day, to the close of business on the last day, of such period, and (iv) taxes based upon net income payable with respect to such period paid in cash; provided, however, that in the case of the calculation of “Excess Cash Flow” for IMPSAT (x) this figure shall not include any such positive amounts, but shall include any such negative amounts, in each case attributable to the Borrower or IMPSAT Argentina for such period and (y) the amount of Debt Service projected to be paid in accordance with the IMPSAT Business Plan during the fiscal year immediately following the fiscal year most recently ended for such period shall be deducted from what would otherwise be the result of the calculation of “Excess Cash Flow”.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Indebtedness that is listed on Schedule1.1 hereto.

“Existing Securityholders” means each Person holding IMPSAT’s Capital Stock or securities of IMPSAT convertible into or exchangeable for IMPSAT’s Capital Stock, in each case, representing five percent (5%) or more of IMPSAT’s total Capital Stock on a fully diluted basis as of the Closing Date.

“Expropriation Event” means: (i) any taking by condemnation, nationalization, seizure, expropriation or other appropriation by any Governmental Authority of all or any material portion of the Collateral, (ii) any assumption by any Governmental Authority of control of all or any material portion of the Collateral or the business operations of the Borrower or any of its Subsidiaries or any of any such Person’s share capital, (iii) any taking of any action by a

Governmental Authority which results in the involuntary dissolution or disestablishment of the Borrower or any of its Subsidiaries, or (iv) any taking of any action by any Governmental Authority that prevents the Borrower and its Subsidiaries, taken as a whole, from carrying on their business or operations or a material part thereof.

“Financing Documents” means this Agreement, the Notes, all Assignment and Assumption Agreements, the Security Documents, the IMPSAT Guarantee, and any other instruments, documents and agreements executed by or on behalf of the Borrower or for the benefit of the Lenders in connection with the Term Loans.

“Governmental Approvals” means any authorization, consent, license (including, but not limited to, the Licenses), approval, grant, franchise, concession, identification number, lease, ruling, certification, exemption, action, filing, registration, permit, consent order or decree, sanction, or other authorization of any nature to be granted by any Governmental Authority, as now or hereafter necessary under any Applicable Law.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof (including, but not limited to, federal, national, state, provincial, regional and municipal) and any entity exercising executive, legislative, judicial, regulatory, or administrative authority or functions of, or pertaining to, government or any court or arbitrator.

“Hazardous Substance” means any substance, materials or waste subject to regulation, or that forms the basis of liability, under Environmental Laws because of its toxic, radioactive, caustic or otherwise dangerous or hazardous qualities.

“IMPSAT Argentina” means IMPSAT, S.A.

“IMPSAT Business Plan” means the six-year consolidated business plan of IMPSAT and its Subsidiaries dated as of December 15, 2002, and not including any subsequent amendments, supplements or replacements thereof.

“IMPSAT Capital Markets Transaction” means (i) any public offering or private placement of debt securities of IMPSAT or (ii) any public offering or private placement of debt securities of any Subsidiary of IMPSAT (other than the Borrower or IMPSAT Argentina) which is guaranteed by IMPSAT; provided, however, the following shall not constitute IMPSAT Capital Markets Transactions: (a) any such offering described in clauses (i) or (ii) above, one hundred percent (100%) of the net proceeds of which are used to refinance Indebtedness of a Subsidiary of IMPSAT in existence on the date hereof; or (b) the commencement of any such offering described in clause (ii) above after the second anniversary of the Closing Date.

“IMPSAT Convertible Notes” means the Series A Convertible Notes and the Series B Convertible Notes.

“IMPSAT Exit Cash Balance” means, as of any date of determination, an amount equal to the greater of (a) zero Dollars (US$0.00) or (b) the result of (i) US$60,244,024 (representing the value of the aggregate cash and Temporary Cash Investments held by IMPSAT as of the

Closing Date) less (ii) the aggregate amount of all expenditures and investments made by IMPSAT since the Closing Date.

“IMPSAT Guarantee” means the Guarantee Agreement dated as of March 25, 2003, executed by IMPSAT in favor of the Lenders, a copy of which is attached hereto as Exhibit B.

“Indebtedness” means, with respect to any Person at any time and from time to time, the sum, without duplication, of the following: (a) all obligations of such Person for money borrowed (whether by loan, the issuance of debt securities or otherwise); (b) the available amount at such time of all letters of credit issued for the account of such Person and all outstanding reimbursement obligations with respect thereto; (c) all liabilities or obligations secured by any Lien on any property owned by such Person; (d) all capitalized lease obligations; (e) all Indebtedness of others guaranteed by such Person; (f) all obligations of such Person to pay the deferred purchase price or acquisition price of property or services, other than (1) Trade Payables and accrued expenses incurred owing by the Borrower to IMPSAT or any of its Subsidiaries and (2) any other Trade Payables and accrued expenses incurred, that are not past due by more than sixty (60) days; (g) all obligations of such Person under trade or bankers’ acceptances or under agreements providing for swaps, ceiling rates, ceiling and floor rates, or contingent participation or other hedging mechanisms with respect to the payment of interest; and (h) all indebtedness, liabilities and obligations of such Person to redeem or retire shares of Capital Stock of such Person.

“Independent Auditor” means with respect to IMPSAT, Deloitte & Touche LLP, and with respect to the Borrower, Deloitte Touche Brazil or such other internationally recognized firm of certified public accountants as may be approved by the Administrative Agent.

“Intercompany Indebtedness” means all Indebtedness of the Borrower for money borrowed from IMPSAT, or any of IMPSAT’s Subsidiaries, or any Indebtedness of any of the Borrower’s Subsidiaries for money borrowed from IMPSAT or any of IMPSAT’s Subsidiaries, including the Borrower.

“Intercompany Subordination Agreement” means any subordination agreement executed by the Borrower or any of its Subsidiaries and in substantially the form of Exhibit C.

“Interest Expense” means, with respect to any Person for any period, interest expense, both expensed and capitalized, of such Person and its Subsidiaries for such period, including accrued interest and the interest component of capital lease obligations, all commissions, discounts, fees and charges (excluding interest expense in respect of guarantees except to the extent paid by such Person during such period.

“Interest Payment Date” means, initially, September 25, 2005 and each successive date that is six (6) calendar months thereafter (being the same day of the calendar month) until the Maturity Date.

“Investment” means the acquisition of any Capital Stock, partnership or other equity interests, evidence of Indebtedness, securities (including any option, warrant or other right to acquire any of the foregoing) of, the making of any loans or advances to, the guaranteeing of any obligations of any Person, or the purchase or other acquisition (in one transaction or a series of transactions) of any assets constituting a business unit.

“IRU” means the creation of an indefeasible right of use of any portion of the Borrower’s telecommunications network by the Borrower or any Subsidiary thereof, including, but not limited to, an usufructo under Brazilian law which provides for either (a) a Lien or a real property interest in favor of the grantee or customer thereof or (b) payment to the Borrower or any Subsidiary of the Borrower in a form other than periodic payments at quarterly or more frequent intervals and is for a term of more than five years.

“IRU Cost” means: (i) for any Permitted IRU granted in respect of any duct, the number of kilometers of duct subject to the IRU, multiplied by (A) in the case of a Long Haul IRU, eight thousand five hundred forty two and 93/100 Dollars (US$8,542.93) and (B) in the case of Metropolitan IRU, twenty three thousand three hundred fourteen and 67/100 Dollars (US$23,314.67); and (ii) for any Permitted IRU granted in respect of fiber optic cable, the number of kilometers of fiber optic cable subject to the IRU multiplied by (A) in the case of a Long Haul IRU, the product of one hundred eighteen and 65/100 Dollars (US$118.65) and the number of strands of fiber optic cable over which the IRU is granted and (B) in the case of a Metropolitan IRU, the product of one hundred sixty one and 91/100 Dollars (US$161.91) and the number of strands of fiber optic cable over which the IRU is granted.

“ISCH” means International Satellite Communications Holding Ltd.

“ISCH Letter Agreement” means the Letter Agreement dated May 31, 2002, by and among ISCH, Nortel, Deutsche Bank Trust Company Americas and IMPSAT.

“Lending Office” means, with respect to any Lender, the office of that Lender designated as its Lending Office by notice to the Administrative Agent and the Borrower.

“Licenses” means the Spectrum Authorization and the other licenses listed in Schedule 7.15 and such other licenses, concessions, authorizations, permits, or the like (including any additions or amendments thereto) issued or granted by ANATEL or any other Governmental Authority from time to time in favor of the Borrower or any of its Subsidiaries and required for the completion of the Project, the operation of the Network and the conduct of the Telecommunications Business.

“Lien” means, with respect to any Person, any security interest, lien, pledge, mortgage, charge, or encumbrance (including any agreement to give any of the foregoing), title retention agreement, finance lease or trust receipt, or a consignment or bailment for security purposes, or other security arrangement or any other arrangement on or with respect to any asset or revenue of such Person.

“Long Haul IRU” means an IRU which is not a Metropolitan IRU.

“Lucent Argentina” means Lucent Technologies S.A. Argentina.

“Lucent Argentina 2000 Financing Agreement” means the Financing Agreement dated as of September 29, 2000, as amended and restated as of June 11, 2001 among IMPSAT Argentina, as borrower, Lucent Argentina, as a lender and as administrative agent, Bankers Trust Company, as collateral agent, and the other lenders party thereto from time to time, pursuant to which Lucent Argentina has made available to IMPSAT Argentina a credit facility in a principal amount not to exceed sixteen million Dollars (US$16,000,000) to finance the purchase of certain products and services from Lucent Argentina and/or its Affiliates for construction and operation of the Project.

“Material Adverse Change” means an event, circumstance or development of whatever nature that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, or IMPSAT; (b) the ability of the Borrower or IMPSAT to perform their respective obligations under any of the Project Agreements; (c) the rights and remedies of the Lenders or the Agents under the Financing Documents; (d) the validity or enforceability of this Agreement or any of the other Project Agreements; or (e) the Licenses or the rights of the Borrower and its Subsidiaries thereunder.

“Material Agreements” With respect to any Person, each contract to which such Person  is a party involving aggregate consideration payable to or by such Person of US$2,500,000 or more in any 12-month period or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospect of such Person.

“Material Subsidiary” means, with respect to any Person, any Subsidiary of such Person that, together with its Subsidiaries, (i) for the most recent fiscal year of such Person, accounted for more than 10% of the consolidated revenues of such Person or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person, all as set forth on the most recently available consolidated financial statements of such Person for such fiscal year.

“Maturity Date” means March 25, 2009.

“Metropolitan IRU” means an IRU granted in respect of a portion of the Network which is located within one of the metropolitan areas of Sao Paulo, Rio de Janeiro, Belo Horizonte and Curitiba.

“Mortgage Deeds” means (i) the mortgage deeds listed on Exhibit D (the “Existing Mortgage Deed(s)”); and (ii) any other deed or deeds, substantially in the form of the Existing Mortgage Deed(s), pursuant to which the Borrower or its Subsidiaries shall grant mortgages from time to time in favor of the Collateral Agent (or its subagent) for the benefit of the Lenders to secure the repayment of the Term Loans.

“Net Income” means, for any period, the net income (loss) of a Person and its Subsidiaries, determined on a consolidated basis, for such period in accordance with U.S. GAAP.

“Net Proceeds” means, with respect to any event (a) the proceeds received in respect of such event in the form of cash and Temporary Cash Investments, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of an insured casualty event, insurance proceeds, and (iii) in the case of an Expropriation Event or similar event, expropriation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries to third parties other than IMPSAT or its Subsidiaries in connection with such event, (ii) in the case of a Disposal, the amount of all payments required to be made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than Indebtedness secured under the Security Documents) secured by the asset or property Disposed of or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries as a direct result of any gain recognized in connection with such event, and (iv) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower in conformity with U.S. GAAP); provided, however, that evidence with respect to (b)(i) through (iv) is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“Net Proceeds Account” means the net proceeds account to be established by the Administrative Agent for the purpose of holding Net Proceeds in the circumstances contemplated in Section 3.2(a)(2).

“Network” means the broadband telecommunications network in Brazil operated by the Borrower and certain of its Affiliates that was constructed by Nortel and its Affiliates pursuant to the Turnkey Contract.

“Nortel Argentina” means Nortel Networks de Argentina S.A.

“Nortel Argentina Financing Agreement” means the Amended and Restated Financing Agreement dated as of March 25, 2003, by and among IMPSAT Argentina, Nortel, Nortel as administrative agent, Deutsche Bank Trust Company Americas as collateral agent and the lenders party thereto.

“Note” means a promissory note of the Borrower, substantially in the form of Exhibit E.

“Obligations”  means all present and future obligations, liabilities and other amounts, whether or not contingent, owing to any Lender pursuant to this Agreement or any other Financing Document, including principal, accrued interest and fees.

“Paid in Capital” means, with respect to any Person, at any time, the aggregate amount of capital contributed to such Person in the form of cash or capitalized Indebtedness; provided, that in the case of the Borrower, “Paid in Capital” means the sum of (x) two hundred four million thirty four thousand Dollars (US$203,034,000) plus (y) the aggregate amount of capital contributed to the Borrower in the form of cash or capitalized Indebtedness after the Closing Date.

“Party” means the Borrower, each Lender, the Administrative Agent and the Collateral Agent, individually, and “Parties” means two (2) or more of them.

“Permitted Disposals” means, with respect to the Borrower or any Subsidiary thereof (a) any Disposal in the ordinary course of business of assets which are obsolete or which are replaced in the ordinary course of business; (b) any Disposal of the assets of a Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower, or any Disposal of the assets of the Borrower to one of its Subsidiaries, provided, that any such assets that are subject to a security interest in favor of the Administrative Agent on behalf of the Lenders must remain subject to such security interest after such Disposal; (c) any Disposal of inventory in the ordinary course of business; (d) the Disposals listed on Schedule 1.1(a); (e) Permitted IRUs; (f) any Disposals of assets (other than IRUs) not constituting Collateral for their fair market value as determined in good faith by the Borrower, the aggregate proceeds of which do not exceed US$2,000,000; and (g) any IRU of the type referred to in clause (a) of the definition of “IRU” with respect to assets not constituting Collateral for fair market value as determined in good faith by the Borrower, the aggregate proceeds of which do not exceed US$2,000,000 for each such IRU.

“Permitted Indebtedness” means (a) Indebtedness pursuant to the Financing Documents; (b) Intercompany Indebtedness, provided, that such Intercompany Indebtedness is evidenced by a Subordinated Intercompany Note; (c) contingent Indebtedness in respect of bonds or letters of credit provided to guarantee bids or performance under contracts in the ordinary course of business; (d) Indebtedness of the Borrower which is in existence on the Closing Date and set forth on Schedule 7.11; (e) purchase money Indebtedness and Capital Lease obligations in an amount not greater than US$2,000,000 in the aggregate outstanding at any one time; provided that the maximum amount of such Indebtedness owing to any one lender and its Affiliates shall not exceed US$1,000,000; (f) purchase money Indebtedness and Capital Lease obligations in an amount not greater than the result of (i) US$8,000,000 less (ii) any outstanding Indebtedness incurred pursuant to clause (e) above, in the aggregate outstanding at any one time; provided that such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has an average life to maturity equal to or greater than the average life to maturity of, the Indebtedness pursuant to the Financing Documents; (g) purchase money Indebtedness and Capital Lease obligations in an amount not greater than thirty million Dollars (US$30,000,000) in the aggregate outstanding at any one time from official export credit agencies; provided that such Indebtedness has a final maturity date equal to or later than the final maturity date of, and has an average life to maturity equal to or greater than the average life to maturity of, the Indebtedness pursuant to the Financing Documents; (h) unsecured Indebtedness incurred for the operation and maintenance of such Person’s Telecommunications Business, including, without limitation, for working capital purposes, in an amount outstanding at any time not greater than eight million Dollars (US$8,000,000) in the aggregate; (i) Indebtedness of the Borrower for money borrowed from financial institutions which Indebtedness is either fully collateralized by cash deposits of IMPSAT or fully funded by IMPSAT through the acquisition of one hundred percent (100%) participation in such Indebtedness from such financial institution, provided that such Indebtedness is either (i) non-recourse with respect to the Borrower or any of its assets or (ii) subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Required Lenders; and (j) Indebtedness incurred and applied to refinance Indebtedness permitted by each of clauses (a) and (d) above; provided, however, that with respect to any such refinancing Indebtedness, (1) the principal amount of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness so refinanced; (2) such refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has an average life to maturity equal to or greater than the average life to maturity of, the Indebtedness being refinanced; and (3) such Indebtedness is incurred and/or guaranteed by the Borrower and any Subsidiary which has incurred or guaranteed, as the case may be, the Indebtedness to be refinanced.

“Permitted Investments” means: (a) Investments which are in existence on the Closing Date and set forth on Schedule 1.1(b); (b) Temporary Cash Investments; (c) Investments in the form of Intercompany Indebtedness which constitutes Permitted Indebtedness; (d) accounts receivable owing to the Borrower or any Subsidiary thereof if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (e) payroll, travel and similar advances and advances to suppliers to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and in the aggregate do not at any time exceed US$1,000,000; and (f) stock, obligations or securities received in satisfaction of judgments, work-outs, assignments for the benefit of creditors or other similar judicial proceedings.

“Permitted Investor” means (a) any Person that is in the Telecommunications Business and (x) for its last four consecutive fiscal quarters has generated revenues of at least one billion Dollars (US$1,000,000,000) or earnings before interest, income taxes, depreciation and amortization of at least one hundred eighty million Dollars (US$180,000,000), or (y) on the date of determination has an equity market capitalization of at least three billion Dollars (US$3,000,000,000), or (b) any Subsidiary of such Person.

“Permitted IRU” means: (a) any IRU of the type contained in clause (b) of the definition of IRU or (b) an IRU of the type referred to in clause (a) of the definition of “IRU”, with respect to any portion of the Network with an IRU Cost of two million Dollars (US$2,000,000) or less for each such IRU; provided, however, that the maximum number of ducts that may be subject to Permitted IRUs shall be three (3) in the case of Long Haul IRUs, and four (4) in the case of Metropolitan IRUs.

“Permitted Liens” means:

(a)                                  Liens under the Financing Documents;

(b)                                 Liens securing taxes not yet due or being contested in good faith by appropriate proceedings diligently conducted for which adequate cash reserves determined in accordance with Brazilian GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, seizure, arrest, sale, collection, levy or loss on account thereof) and so long as (x) the contesting of, or failure to comply with, such requirements does not in any material way jeopardize such Person’s ability or authority to operate all or any part of its business or value or continuing priority of the security interests in favor of the Administrative Agent on behalf of the Lenders in the Collateral and (y) all such contests of, and failures to comply with, such requirements would not in the aggregate have an Material Adverse Effect;

(c)                                  nonconsensual statutory Liens which are imposed by Applicable Law arising in the ordinary course of business and securing obligations which are not yet due and payable or which are being contested in good faith by appropriate proceedings diligently conducted for which adequate cash reserves determined in accordance with Brazilian GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof) and so long as (x) the contesting of, or failure to comply with, such requirements does not in any material way jeopardize such Person’s ability or authority to operate all or any part of its business or value or continuing priority of the security interests in favor of the Administrative Agent on behalf of the Lenders in the Collateral and (y) all such contests of, and failures to comply with, such requirements, would not in the aggregate have an Material Adverse Effect;

(d)                                 pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs;

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances on real property which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property to the Borrower or materially interfere with the ordinary conduct of the business of the Borrower or a Subsidiary;

(f)                                    Liens arising by virtue of any Applicable Law in favor of banks or other financial institutions on cash or rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(g)                                 Liens on goods (and the documents of title relating thereto) the purchase price, shipment or storage of which is financed by a documentary letter credit issued for the account of the Borrower or a Subsidiary thereof in the ordinary course of business, provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit;

(h)                                 Liens created pursuant to Capital Leases;

(i)                                     Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business (and as to which the property subject to any such Lien is not yet subject to foreclosure, seizure, arrest, sale, collection, levy or loss on account thereof);

(j)                                     Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, contracts (other than for Indebtedness), performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(k)                                  Liens (including extensions and renewals thereof) upon real or personal property, in each case other than in respect of the Network, provided that (i) such Lien is created solely for the purpose of securing Indebtedness incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one hundred eighty (180) days after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of such cost and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(l)                                     Liens arising from the rendering of a final judgment or order against the Borrower or any of its Subsidiaries that does not give rise to an Event of Default;

(m)                               Liens in respect of (i) a Permitted IRU referred to in clause (b) of the definition of “Permitted IRU” and (ii) Permitted Disposals referred to in clause (g) of the definition of “Permitted Disposals”; and

(n)                                 Liens existing on the Closing Date and listed on Schedule 7.12(a).

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a Governmental Authority.

“Prepayment Event” means (a) any Disposal by the Borrower or any of its Subsidiaries of any of such Person’s properties or assets, whether tangible or intangible, other than a Permitted Disposal or any other Disposal permitted to be made under Section 8.2(j); (b) any Expropriation Event; and (c) any casualty or other insured damage to any material asset of the Borrower or any Subsidiary thereof.

“Principal Repayment Date” means, initially, March 25, 2005 and each successive date that is six (6) calendar months thereafter (being the same day of the calendar month) until the Maturity Date.

“Project Agreements” means the Financing Documents, the Supply Agreement and the other agreements entered into by the Borrower and its Subsidiaries with Nortel or its Affiliates in connection with the Project.

“Project Party” means any party to a Project Agreement.

“Reais” means the lawful currency of Brazil.

“Required Lenders” means, at any time, Lenders holding more than fifty percent (50%) in aggregate principal amount of the Term Loans then outstanding.

“Revenues” means, with respect to any Person for any period, the consolidated revenues of such Person and its Subsidiaries.

“Secured Parties” means, collectively, the Agents and the Lenders, and each a “Secured Party”.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Mortgage Deeds, the Equipment Pledge Agreements, and any other agreements entered into pursuant to Section 9.

“Series A Convertible Notes” means the Guaranteed Convertible Senior Notes – Series A issued by IMPSAT in accordance with the Plan on the Closing Date to the holders of the senior notes issued in connection with the 2003 Indenture.

“Series B Convertible Notes” means the Guaranteed Convertible Senior Notes – Series B issued by IMPSAT in accordance with the Plan on the Closing Date to Nortel and BBVA.

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.  Notwithstanding the foregoing, the determination of the “Solvency” of the Borrower and IMPSAT shall be made without reference to any defaults under the Existing Financing Agreement existing immediately prior to the Closing Date or any Existing Indebtedness.

“Spectrum Authorization” means the authorization granted by ANATEL, revocable in nature, to use the radioelectric spectrum in accordance with applicable Brazilian law.

“Subordinated Intercompany Note” means a promissory note of the Borrower, or any Subsidiary of the Borrower, in form and substance satisfactory to the Lenders, evidencing Intercompany Indebtedness of the Borrower for money borrowed from IMPSAT or any of the Borrower’s Subsidiaries, or evidencing Indebtedness of any of the Borrower’s Subsidiaries for money borrowed from the Borrower, any other Subsidiary of the Borrower or IMPSAT, which is subordinated pursuant to an Intercompany Subordination Agreement.

“Subsidiary” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Telecommunications Business”  means telecommunications services, value added telecommunications services, radio paging, mobile telecommunications, personal telecommunications services, trunking, transport of broadcasting signals, information technology, Internet services and related and ancillary services in Brazil in which the Borrower or any of its Subsidiaries is from time to time engaged.

“Temporary Cash Investment”  means any of the following: (a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (b) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of two hundred fifty million Dollars (US$250,000,000) (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor Service, Inc. (“Moody’s”) or “A-1” (or higher) according to Standard & Poor’s Ratings Services (“S&P”); (e) securities with maturities of six (6) months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s, and (f) certificates of deposit maturing not more than one (1) year after the acquisition thereof by the Borrower or a Subsidiary thereof and issued by Banco Itau S.A., Banco Sudameris S.A. or any of the ten (10) largest banks (based on assets as the last December 31) organized under the laws of Brazil; provided, however, that such bank is not under intervention, receivership or any similar arrangement at the time of the acquisition of such certificate of deposit.

“Term Loan Commitment” an amount equal to ninety one million two hundred thousand Dollars (US$91,200,000) representing the Existing Debt Balance.

“Total Debt” means, with respect to any Person at any time and from time to time, the aggregate amount of any and all Indebtedness of such Person and its Subsidiaries then outstanding.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year.

“U.S. GAAP” means generally accepted accounting principles as promulgated or adopted by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants and its predecessors, consistently applied.

“Voting Stock” means, with respect to any Person, Capital Stock ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Warrants” means the warrants to purchase common stock of IMPSAT on a fully-diluted basis issued by IMPSAT to the Lenders in accordance with the terms of the Plan on the Closing Date.

“2003 Indenture” means the Indenture dated as of July 30, 1996 among IMPSAT, as Issuer, the Borrower, as Guarantor, and The Bank of New York, as Trustee, relating to the 12 1/8% Senior Guaranteed Notes due 2003 of IMPSAT.

Section 1.2                                   Other Definitions.

The following terms shall have the meaning given to them in the Section indicated below:

Term	Section
Administrative Agent	Preamble
Agreement	Preamble
Amendment	8.2(e)
Assumed Obligations	Seventh Recital
Bankruptcy Code	10.1(g)
Borrower	Preamble
Chapter 11 Proceedings	Sixth Recital
Collateral	9.1
Collateral Agent	Preamble
Deposit Account	3.6(a)
Event of Default	10.1
Excluded Taxes	5.1(a)
Existing Debt	Fifth Recital
Existing Debt Balance	Seventh Recital
Existing Financing Agreement	First Recital
Existing Guarantee	Fourth Recital
Financing Agreements	13.1
IMPSAT	Third Recital
Indemnitees	11.2
Information	16.12

Term	Section
Lenders	Preamble
Lock-up Agreement	6.12
Nortel	Preamble
Nortel Brazil	Second Recital
Nortel Contracts	Second Recital
Placement Agent	16.13
Plan	Sixth Recital
Prepayment	3.2(a)
Project	Second Recital
Register	2.1(b)
Release	9.3(b)
Release Instruments	9.3(b)
Release Notice	9.3(b)
Released Collateral	9.3(b)
Replacement Notes	13.1
Second Currency	4.1
Specified Place of Payment	4.1
Supply Agreement	Second Recital
Syndication Agents	16.13
Taxes	5.1(a)
Term Loan(s)	2.1(a)
Transaction Costs	13.2
Turnkey Contract	Second Recital

Section 1.3                                   Interpretation.

In this Agreement: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other gender; (c) references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred thereto; (d) references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; (e) references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement unless otherwise indicated; (f) references to agreements and other contractual instruments shall be deemed to include all schedules and exhibits to such agreements and all subsequent amendments and other modifications to such agreements and contractual instruments, but only to the extent such amendments and other modifications are not prohibited by the terms hereof; (g) references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities; and (h) the terms “date of this Agreement” and “date hereof” mean March 25, 2003.

Section 1.4                                   Accounting Principles and Terms.

Except as otherwise provided in this Agreement: (a) all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement, shall be made or prepared in accordance with U.S. GAAP applied on a consistent basis; (b) with respect to accounting terms or financial information defined or described in reference to a Person and its Subsidiaries, all such terms and information shall be construed as applying to such Person and its Subsidiaries on a consolidated basis in accordance with U.S. GAAP; (c) all accounting terms used in this Agreement shall have the meanings respectively ascribed to such terms by U.S. GAAP; and (d) whenever it is necessary to convert any amounts in Reais into Dollars such conversion shall be made at the applicable Conversion Rate.

SECTION 2.  THE CREDIT FACILITY

Section 2.1                                   Term Loans

(a)                                  Lenders’ Agreement to Lend.  Each Lender severally agrees, upon the terms and conditions set forth herein, on the Closing Date to make a term loan (each a “Term Loan” and collectively the “Term Loans”) in an aggregate principal amount equal to the Term Loan Commitment.  Any amounts that are repaid or prepaid may not be reborrowed.  The aggregate principal amount of all Term Loans shall not at any time exceed the maximum amount of the Term Loan Commitment.

(b)                                 Register.  The Administrative Agent shall maintain at its address a register (the “Register”) on which it shall record, from time to time, the names and addresses of the Lenders, the amount of the Term Loans made by each Lender and each repayment and prepayment in respect of the Term Loans of each Lender.  The entries made on the Register shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the Obligations therein recorded, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Term Loan or Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary; provided, however, that the failure of the Administrative Agent to maintain the Register or any error therein shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans of such Lender in accordance with the terms of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 2.2                                   Notes.

(a)                                  Execution and Delivery.  The Borrower’s obligation to pay the principal of, and interest on, each Term Loan made by each Lender shall be evidenced by a Note duly executed and delivered by the Borrower to the Administrative Agent and payable to the order of the relevant Lender.  Each Note shall be entitled to the benefits of this Agreement and the other Financing Documents and (subject to variations in form approved by the Agents as provided in the definition of “Note” contained herein) shall (1) be dated the date hereof; (2) be in a stated principal amount equal to such Lender’s pro rata share of the Term Loan Commitment as set forth on Schedule 2.2; (3) be payable in installments as provided in Section 3.1; and (4) bear interest as provided in Section 3.3.  The Administrative Agent shall deliver to each Lender each Note payable to such Lender.

(b)                                 Release. Each Note shall be surrendered to the Borrower against final payment thereof on the Maturity Date or such earlier date as the Term Loans are paid in full.

(c)                                  Interpretation.  In the event of any inconsistencies between this Agreement and any Note, the terms of this Agreement shall control; provided, however, that nothing in this clause (c) shall limit the rights of any Lender to bring any action or enforce its rights or remedies under any Note.

SECTION 3.  PAYMENT OF PRINCIPAL , INTEREST AND FEES

Section 3.1                                   Repayment of Principal.

The principal amount of each Term Loan shall be repaid by the Borrower in nine (9) consecutive semi-annual installments on the Principal Repayment Dates of which each but the last shall be equal in amount, and the final installment shall be the aggregate of the then outstanding principal amount of all Term Loans. In addition, all accrued and unpaid interest thereon, all fees and other amounts owed hereunder and all other Obligations of the Borrower then outstanding and shall be payable on the Maturity Date.  The amount of each principal installment of the Term Loans, other than the final installment, shall be equal to ten million one hundred thirty three thousand three hundred thirty three and 33/100 Dollars (US$10,133,333.33).

Section 3.2                                   Prepayments.

(a)                                  Mandatory Prepayments.

The Borrower shall prepay the principal amount of the Term Loans, in whole or in part, together with interest accrued thereon to the date of prepayment (each such prepayment, a “Prepayment”) upon the occurrence of any of the following events, as follows:

(1)                                  Illegality.  The Borrower shall make Prepayments on the dates and in the amounts specified in Section 5.2(a) if so required pursuant to such Section; provided, however, that in no event shall the amount payable in respect of this clause (1) exceed the principal amount specified on the Claimed Amount Schedule as of the relevant date on which such Prepayment is made.

(2)                                  Prepayment Events.  The Borrower shall make Prepayments upon the receipt of Net Proceeds in respect of any Prepayment Event in an amount equal to such Net Proceeds; provided, however, that in the case of a Prepayment Event consisting of a casualty or other insured damage, the Borrower shall not be subject to such prepayment obligation if no Default or Event of Default has occurred and is continuing and (i) if the property that was the subject of such casualty or damage is subject to a Lien permitted under paragraph (l) of the definition of “Permitted Liens” and the Person secured by such Lien is named as the loss payee of the insurance proceeds payable with respect to such casualty or damage, or (ii) if within the period of thirty (30) days following the receipt of such Net Proceeds the Borrower (A) notifies the Administrative Agent that it intends to reinvest such Net Proceeds within the six (6) months thereafter in the payment of the costs of repairing, restoring, rebuilding or replacing the portion of the property that was the subject of such casualty or damage; and (B) certifies that such repair, restoration, rebuilding or replacement will be completed within a period of six (6) months from the occurrence of the relevant casualty event; and provided further, that if the Net Proceeds from such a casualty event or damage exceed five million Dollars (US$5,000,000), the full amount thereof, shall be paid to the Administrative Agent to be held by the Administrative Agent in the Net Proceeds Account and shall be released by the Administrative Agent to or at the direction of the Borrower as and when required for payment of such costs of repair, restoration, rebuilding or replacement; provided, however, that in no event shall the amount payable in respect of this clause (2) exceed the principal amount specified on the Claimed Amount Schedule as of the relevant date on which such Prepayment is made.

(3)                                  Prepayment Under IMPSAT Convertible Notes.  Concurrently with the making of any voluntary or mandatory prepayment in respect of the securities issued pursuant to any of the IMPSAT Convertible Notes (not including any voluntary or mandatory prepayment made in connection with the refinancing of the aggregate principal and interest due under such securities), the Borrower shall make a Prepayment in an amount which bears to the aggregate principal amount of the Term Loans then outstanding the same ratio as the amount of the prepayment of the relevant securities bears to the aggregate principal amount of such securities then outstanding; provided, however, that in no event shall the amount payable in respect of this clause (3) exceed the principal amount specified on the Claimed Amount Schedule as of the relevant date on which such Prepayment is made.

(4)                                  Excess Cash Flow of the Borrower.  Within fifteen (15) Business Days after the Borrower shall have submitted to the Administrative Agent its annual financial statements pursuant to Section 8.1(a) in respect of any fiscal year of the Borrower, the Borrower shall make a Prepayment in an aggregate amount equal to fifty percent (50%) of the Borrower’s Excess Cash Flow for such fiscal year to the Administrative Agent.

(5)                                  Excess Cash Flow of IMPSAT. Within fifteen (15) days after the Borrower shall have submitted, or shall have caused to be submitted, to the Administrative Agent IMPSAT’s annual financial statements pursuant to Section 8.1(a) in respect of any fiscal year of IMPSAT, the Borrower shall make a Prepayment under this Subsection 3.2(a)(5), Subsection 3.2(a)(5) of the Nortel Argentina Financing Agreement, Subsection 3.2(a)(5) of the Accounts Payable Financing Agreement and Subsection 3.2(a)(5) of that certain Financing Agreement between IMPSAT Argentina and BBVA dated as of March 25, 2003 (the “BBVA Financing Agreement”) in an aggregate amount equal to fifty percent (50%) of IMPSAT’s Excess Cash Flow for such fiscal year, which Prepayment shall be applied among this Subsection 3.2(a)(5), Subsection 3.2(a)(5) of the Nortel Argentina Financing Agreement, Subsection 3.2(a)(5) of the Accounts Payable Financing Agreement and Subsection 3.2(a)(5) of the BBVA Financing Agreement pro rata based on (w) the then outstanding balance of the Term Loans, (x) the then outstanding balance of the term loans under the Nortel Argentina Financing Agreement, (y) the then outstanding balance of the term loans under the Accounts Payable Financing Agreement and (z) the then outstanding balance of the term loans under the BBVA Financing Agreement, provided, however, that no Prepayment shall be required pursuant to this subsection to the extent that IMPSAT does not have sufficient funds (excluding the IMPSAT Exit Cash Balance) to otherwise allow the Borrower to effect such a Prepayment and (a) such Prepayment would require a distribution be made to IMPSAT by any Subsidiary thereof that would be subject to any withholding or other taxes, (provided that the Borrower, IMPSAT and the affected Subsidiary(ies) of IMPSAT have used good faith efforts to effect such a distribution in a manner that lawfully eliminates any such withholding or other taxes) or (b) such Prepayment would require a distribution be made to IMPSAT from any Subsidiary of IMPSAT that is not permitted to be made pursuant to the terms of any agreement relating to Indebtedness of such Subsidiary; and provided further that the amount of any Prepayments that are not made by reason of clause (a) or (b) above shall be deferred and payable at such time that IMPSAT has sufficient cash to effect such Prepayment.

(6)                                  Borrower Capital Markets Transactions. The Borrower shall, or shall cause its Subsidiaries to, make a Prepayment upon the receipt by the Borrower or any of its Subsidiaries of the Net Proceeds of any Borrower Capital Markets Transaction.  With respect to such Net Proceeds, the amount of aggregate Prepayment required by this Subsection 3.2(a)(6), shall be equal to fifty percent (50%) of such Net Proceeds.

(7)                                  IMPSAT Capital Markets Transactions. The Borrower shall, or shall cause its Subsidiaries or IMPSAT (as applicable) to, make a Prepayment upon the receipt by the Borrower or any of its Subsidiaries or IMPSAT of the Net Proceeds of any IMPSAT Capital Markets Transaction.  With respect to such Net Proceeds, the amount of aggregate Prepayment required by this Subsection 3.2(a)(7), Subsection 3.2(a)(7) of the Nortel Argentina Financing Agreement, Subsection 3.2(a)(7) of the Accounts Payable Financing Agreement and Subsection 3.2(a)(7) of the BBVA Financing Agreement shall be equal to fifty percent (50%) of such Net Proceeds, which Prepayment shall be applied among this Subsection 3.2(a)(7), Subsection 3.2(a)(7) of the Nortel Argentina Financing Agreement, Subsection 3.2(a)(7) of the Accounts Payable Financing Agreement and Subsection 3.2(a)(7) of the BBVA Financing Agreement pro rata based on (w) the then outstanding balance of the Term Loans, (x) the then outstanding balance of the term loans under the Nortel Argentina Financing Agreement, (y) the then outstanding balance of the term loans under the Accounts Payable Financing Agreement and (z) the then outstanding balance of the term loans under the BBVA Financing Agreement.

(8)                                  IRUs. Promptly after the Borrower’s receipt of the Net Proceeds of each Permitted IRU referred to in clause (b) of the definition of “Permitted IRU” (or, in the case of any Permitted IRU payable in more than one payment, after the receipt of the first payment), the Borrower shall make a Prepayment in an amount equal to the greater of (a) 125% of the IRU Cost of such Permitted IRU or (b) fifty percent (50%) of such Net Proceeds.

All amounts required to be prepaid under this Section 3.2(a) shall be paid to the Administrative Agent promptly (but in any case within ten (10) Business Days except as otherwise provided in Sections 3.2(a)(4) and 3.2(a)(5)) after the receipt by the Borrower and/or its Affiliates of such amount.

(b)                                 Optional Prepayments.  Upon not less than seven (7) Business Days prior written notice to the Administrative Agent, the Borrower may make a Prepayment without premium or penalty, on any Business Day, subject to the limitations imposed by Applicable Law, if any, provided that such Prepayment shall only be allowed if the amount thereof is equal to one million Dollars (US$1,000,000) or an integral multiple thereof, except that if the aggregate principal amount of the Term Loans then outstanding is less than one million Dollars (US$1,000,000), the Borrower may prepay such aggregate principal amount; and provided further that the Borrower shall have obtained all necessary Governmental Approvals in accordance with Section 3.9.  Upon receipt of such notice by the Administrative Agent, the Borrower’s obligation to make such Prepayment shall be irrevocable and binding.

(c)                                  Order of Application.  All Prepayments under this Section 3.2 shall be applied in inverse order of scheduled future installment repayments of the Term Loans.

Section 3.3                                   Interest.

(a)                                  Interest Rate.  Until March 25, 2005, no interest shall accrue on the outstanding principal balance of the Term Loans.  Commencing on March 25, 2005 interest shall accrue on the outstanding principal balance of the Term Loans at a fixed rate of ten percent (10%) per annum and shall be payable in arrears on each Interest Payment Date, with the initial Interest Payment Date of September 25, 2005, and continuing on each Interest Payment Date thereafter until such Term Loan is paid in full.

(b)                                 Default Interest.  Notwithstanding the provisions of Section 3.3(a), (i) upon the occurrence and during the continuance of any Event of Default after March 25, 2005, the Borrower shall pay to the Lenders on demand interest at the Default Interest Rate on the unpaid principal balance of each Term Loan and (ii) with respect to the amount of any interest, fee or any other amount payable by the Borrower hereunder or under the Notes, which has not been paid in full when due (whether at stated maturity, by acceleration, prepayment or otherwise), for the period from and including the due date thereof to and including the date the same is paid in full (both before and after judgment), whether or not any notice of default in the payment thereof has been delivered, the Borrower shall pay to the Lenders interest thereon, to the extent permitted by Applicable Law, in arrears on the date such amount shall be paid in full at the Default Interest Rate. Interest payable under this Section 3.3(b)(ii) shall be compounded on any overdue amount at three (3) month intervals commencing on the date on which the default occurred.

(c)                                  Computation.  Interest on all Term Loans shall be computed on the basis of three hundred sixty (360) days and actual days elapsed (including the first day but excluding the last) occurring in the period for which payable.

(d)                                 Interest under the Existing Financing Agreement. The Lenders hereby waive any obligations of the Borrower to pay any accrued and unpaid interest owing under the Existing Financing Agreement between the date when due and the Closing Date.  All accrued and unpaid interest on the Existing Financing Agreement through the Closing Date shall, subject to the satisfaction or waiver on the Closing Date of the conditions set forth in Section 6 herein, be forgiven and cancelled by the Lenders.

Section 3.4                                   Agents’ Fees.

The Borrower shall pay (i) to the Administrative Agent an annual fee of sixty thousand Dollars (US$60,000) in advance on the Closing Date and on each anniversary thereof, provided such fee or any portion thereof shall be non-refundable for any partially completed period, and (ii) to the Collateral Agent the reasonable and customary fee charged by the Collateral Agent for acting in such capacity as shall be agreed between the Borrower and the Collateral Agent.

Section 3.5                                   Nature of Payments.

All payments under this Agreement and under the Notes shall be paid on the dates when due without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived. Such payments shall be made in Dollars and in immediately available funds, without setoff, recoupment, counterclaim, or any other deduction of any nature.

Section 3.6                                   Payment Procedures.

(a)                                  Deposit Account.  All payments hereunder and under the Notes shall be made to the Administrative Agent for the ratable account of each Lender entitled thereto, in Dollars by wire transfer of immediately available funds to the Administrative Agent’s account indicated below, or such other account as the Administrative Agent may designate to the Borrower in writing (the “Deposit Account”), not later than 1:00 P.M. New York time on the date when due.

Administrative Agent’s Deposit Account:

Citibank N.A. New York

Swift Number CITIUS33

ABA # 021000089

For Credit to the account of Nortel Networks Limited

Account #38545364

Any payments under this Agreement that are made later than 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.

(b)                                 Business Days.  Whenever any payment to be made hereunder or under any Note shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, provided, that should such next succeeding Business Day fall in the next calendar month, such due date shall be the immediately preceding Business Day.

Section 3.7                                   Administrative Agent’s Determination.

Any determination made by the Administrative Agent as to the interest rate, the Default Interest Rate, and the amounts of interest, principal and other amounts due hereunder shall be conclusive in the absence of manifest error.

Section 3.8                                   Payments Pro Rata.

(a)                                  Pro Rata.  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any amount due and payable by the Borrower hereunder, except as otherwise expressly provided herein, it shall distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 Excess Payments.  Each of the Lenders agrees that, if it should receive any payment hereunder (either by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, or otherwise), which is applicable to the payment of the principal of or interest on the Term Loans or the fees, with the result that such Lender receives a greater proportion of the amount then due to it hereunder than any other Lender receives in respect of the amount due to such other Lender hereunder, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such other Lenders in such amount as shall result in a proportional participation by all the Lenders in such payment; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

Section 3.9                                   Governmental Approvals.

(a)                                  Borrower to Obtain.  The Borrower shall obtain all necessary Governmental Approvals (including, but not limited to, approvals from the Central Bank) in connection with the performance of any of its obligations hereunder and with any payment under this Agreement and the other Financing Documents, and provide copies thereof to the Administrative Agent promptly after the Borrower’s receipt thereof.  Without limitation of the foregoing, the Borrower shall use its best efforts to obtain the prior approval of the Central Bank, on or before the Closing Date, of all of the terms and conditions of this Agreement which the Central Bank is competent to approve, including without limitation, interest rates, payments at original maturity, Prepayments, and payments under Section 5.

(b)                                 Cooperation.  The Administrative Agent, on behalf of the Lenders, shall cooperate with the Borrower and exercise all commercially reasonable efforts to assist the Borrower in obtaining the Governmental Approvals required for the payments required under the Financing Documents.

(c)                                  Forbearance.  If the Borrower, having used its best efforts, is unable to obtain the required approval of the Central Bank in order to make a Prepayment under Section 3.2 or any payment required under Section 5, and notifies the Administrative Agent of its election, for such reason, not to make the respective Prepayment or payment, but IMPSAT makes the corresponding Prepayment or payment within ten (10) days after the Administrative Agent’s demand, and there does not then exist any other Default or Event of Default, the Administrative

Agent shall not exercise, on behalf of the Lenders, the right under Section 10.2(a)(1) to declare all of the Term Loans to be due and payable.

SECTION 4.  PAYMENT IN DOLLARS; EVENT OF SOVEREIGN RISK

Section 4.1                                   Obligation to Pay in Dollars; Judgment Currency.

This is an international transaction in which the specification of Dollars and payment in the place specified pursuant to this Agreement (the “Specified Place of Payment”), is of the essence, and Dollars shall be the currency of account in all events.  The Obligations of the Borrower shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to Dollars and transferred to the Specified Place of Payment under normal banking procedures does not yield the amount of Dollars in the Specified Place of Payment due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Lenders could purchase Dollars with the Second Currency on the Business Day next preceding that on which judgment is rendered. The obligation of the Borrower in respect of any such sum due to the Lenders hereunder or under the Notes shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Lenders of any sum adjudged to be due hereunder or under the Notes in the Second Currency, the Lenders may in accordance with normal banking procedures purchase and transfer to the Specified Place of Payment Dollars with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Lenders against, and to pay the Lenders on demand in Dollars, any difference between the sum originally due to the Lenders in Dollars and the amount of Dollars so purchased and transferred (including, without limitation, all costs and expenses of the Lenders incurred in connection therewith, such as transfer taxes, commissions and fees).

Section 4.2                                   Event of Sovereign Risk.

Without prejudice to Section 4.1, in the event that on the date any payment is due hereunder any Lender notifies the Administrative Agent that an Event of Sovereign Risk has occurred and is continuing, the Administrative Agent shall notify the Borrower and each Lender of the occurrence of such event and, at each Lender’s sole discretion, the Administrative Agent shall instruct the Borrower to make the payment then payable to such Lender in Reais to an account to be held by the Administrative Agent in Brazil, provided, however, that the Borrower shall only be discharged of its obligations assumed under this Agreement upon receipt by the Lenders of the amounts due under this Agreement in Dollars.

SECTION 5.  FUNDING AND YIELD PROTECTION

Section 5.1                                   Taxes.

(a)                                  Payment Net of Taxes.  Any and all payments by the Borrower in respect of amounts due under this Agreement, the Notes and any other Financing Document shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes (including, without limitation, income taxes, value added taxes, sales taxes, use taxes, stamp or documenting taxes, excise taxes, property taxes and asset taxes), duties, levies, fees, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, of whatever nature now or hereafter imposed, assessed or levied (including interest, penalties or additions thereto) by any Brazilian Governmental Authority or by any other Governmental Authority from or through which any payment is made hereunder or under the other Financing Documents (“Taxes”), except income or franchise taxes imposed on any Lender by the laws of the jurisdiction, whether federal, state or local, in which it is resident or organized (“Excluded Taxes”).  If any Taxes, other than any Excluded Taxes, are required by Applicable Law to be withheld or deducted from or in respect of any sum payable under this Agreement, the Notes or any other Financing Document:

(1)                                  the Borrower shall pay such additional amount as may be necessary to ensure that after reduction for all required withholdings or deductions for Taxes, other than Excluded Taxes (including withholdings or deductions applicable to additional sums payable under this Section 5.1), the net amount actually received by the Lenders free and clear of such withholding or deduction is equal to the amount the Lenders would have received had no such withholdings or deductions been made;

(2)                                  the Borrower shall make such withholdings or deductions; and

(3)                                  the Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authorities in accordance with the Applicable Laws and prior to the date on which penalties attach thereto.

(b)                                 Indemnity.  The Borrower shall indemnify and hold the Agents and the Lenders harmless from and against, and shall reimburse the Lenders on demand for, the full amount of Taxes (including, without limitation, any Taxes imposed on amounts payable under this Section 5.1) paid by the Lenders other than Excluded Taxes, and for any loss, liability, claim or expense (including penalties, interest, and legal fees) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and which the Agents or the Lenders may incur at any time arising out of, or in connection with, any failure of the Borrower to make any payment of such Taxes when due.

(c)                                  Other Taxes.  The Borrower shall pay all Taxes (including notary public and filing fees), other than Excluded Taxes, associated with the execution, delivery, filing, recording, or registration of, or foreclosure with respect to, this Agreement, the Notes and the other Financing Documents, and shall indemnify and hold the Agents and the Lenders harmless from and against any and all liabilities with respect to, or resulting from, any failure or delay in paying such Taxes.

(d)                                 Survival.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the Obligations of the Borrower under this Section 5.1 shall survive the payment in full of all principal and interest hereunder and under the Notes.

(e)                                  Tax Receipts.  Within thirty (30) days after the date of any payment of Taxes required to be made under this Section 5.1, the Borrower shall furnish to the Administrative Agent a copy of any official tax receipts evidencing such payment.

Section 5.2                                   Illegality.

(a)                                  Prepayment.  If the introduction of any Applicable Law, or any change in any Applicable Law, or any change in the interpretation or administration of any Applicable Law, makes or has made it unlawful for a Lender or its applicable Lending Office to maintain any Term Loan, the Borrower shall, upon receipt of notice of such determination and demand from such Lender (with a copy to the Administrative Agent), prepay in full the Term Loan of such Lender then outstanding, together with any accrued and unpaid interest thereon and any fees required to be paid under Section 3.4, on the next Interest Payment Date for such Term Loan following the date the notice is given; provided, however, that if such Lender notifies the Borrower that earlier Prepayment is necessary in order to enable such Lender to comply with such Applicable Law or change and specifies an earlier date for the Prepayment, the Borrower shall make the Prepayment on the date so specified.

(b)                                 Lender’s Duty to Mitigate.  Before giving notice to the Administrative Agent under this Section 5.2, the affected Lender shall endeavor to designate a different Lending Office with respect to its Term Loan or endeavor in good faith to provide another structure for its Term Loan if such designation or alternative structure will avoid the need for giving such notice or making such demand and will not, in the Lender’s sole determination, be illegal or cause such Lender to suffer any economic, legal, regulatory or other disadvantage.

Section 5.3                                   Increased Costs and Yield Protection.

(a)                                  Notice; Additional Payments.  If due to either (1) the introduction of, any change in, or any change in the interpretation or administration by any competent authority of, any Applicable Law, or (2) the compliance by a Lender with any guideline or request from any central bank or any other Governmental Authority (whether or not having the force of law), in each case, made subsequent to the date of this Agreement, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining its Term Loan, then such Lender shall notify the Administrative Agent and the Borrower accordingly, and upon receipt from such Lender (through the Administrative Agent) of a demand for payment of additional amounts, the Borrower shall pay to the Administrative Agent for the account of such Lender, such additional amounts as are sufficient to compensate such Lender for such increased costs; provided that any such additional amounts shall not duplicate any amounts payable by the Borrower under Section 5.2.

(b)                                 Capital Adequacy Regulations.  If (1) the effectiveness of any Capital Adequacy Regulation, (2) any change in any Capital Adequacy Regulation, (3) any change in the interpretation or administration of any Capital Adequacy Regulation by any competent authority, including with respect to compliance by a Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation, in each case, made subsequent to the date of this Agreement, affects the amount of capital reserves or other funds required or expected to be maintained by such Lender (or its Lending Office) or any corporation controlling such Lender and, after taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and otherwise anticipated return on capital, such Lender determines that the amount of such capital reserves or other funds is increased as a consequence of its Term Loans and other obligations under this Agreement, then the Borrower, upon receipt from such Lender (through the Administrative Agent) of a demand for payment of additional amounts, shall pay to such Lender additional amounts sufficient to compensate such Lender, the Lending Office or the corporation for the increased cost to such Lender, Lending Office or other corporation or the reduction in the rate of return to such Lender, Lending Office or other corporation on its capital caused by its compliance with such Capital Adequacy Regulation, provided, however, that any such additional amounts shall not duplicate any amounts payable by the Borrower under Section 5.3(a).

(c)                                  Lender’s Duty to Mitigate.  Before giving notice to the Administrative Agent under this Section 5.3, the affected Lender shall endeavor to designate a different Lending Office with respect to its Term Loan if such designation will avoid the need for giving such notice or making such demand and will not, in the Lender’s sole determination, be illegal or cause such Lender to suffer any economic, legal, regulatory or other disadvantage.

SECTION 6.  DELIVERIES; CONDITIONS PRECEDENT.

On the Closing Date, the following conditions shall have been satisfied:

Section 6.1                                   Closing Documents.

The Borrower shall have delivered, or caused to be delivered to the Administrative Agent the following documents, each in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsel:

(a)                                  Note.  The original Note or Notes duly executed by the Borrower.

(b)                                 IMPSAT Guarantee.  The IMPSAT Guarantee duly executed by IMPSAT.

(c)                                  Other Financing Documents.  In addition to the Note and IMPSAT Guarantee pursuant to clauses (a) and (b) above, each of the Financing Documents duly executed by the respective parties thereto.

(d)                                 Charter Documents.  (1) true copies of IMPSAT’s and the Borrower’s respective Charter Documents in effect on the Closing Date certified by Authorized Officers of each of the Borrower and IMPSAT respectively and; (2) true copies of all corporate action taken by IMPSAT and the Borrower respectively relative to the Financing Documents which have been properly adopted and have not been modified or amended, certified by Authorized Officers of each of the Borrower and IMPSAT respectively;

(e)                                  Officer’s Certificates.  Certificates, dated the Closing Date, signed by an Authorized Officer of IMPSAT and the Borrower, respectively, and certifying (1) the name, true signatures and incumbency of the Authorized Officers of each of IMPSAT and the Borrower authorized to execute and deliver this Agreement and the other Financing Documents to which each is a party; (2) no Default or Event of Default exists under this Agreement; (3) the accuracy as of the Closing Date of the matters set forth in Section 6.5; (4) a Certificate of Good Standing for IMPSAT duly issued by the Secretary of State of Delaware and certain clearance certificates dated as of their dates for the Borrower duly issued by the applicable Governmental Authorities; and (5) that each of the Borrower and IMPSAT is Solvent following the consummation of the transactions contemplated herein and pursuant to the Plan on the Closing Date.

(f)                                    Licenses.  Documents which evidence, to the satisfaction of the Administrative Agent, the Borrower’s ownership of the Licenses and that the Licenses are in full force and effect.

(g)                                 Opinions of Counsel.  A favorable written legal opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date as to such matters as shall be required by the Administrative Agent, any Lender or their respective counsel, from each of:

(1)                                  Arnold & Porter, in its capacity as special U.S. Counsel to the Borrower and in its capacity as U.S. Counsel to IMPSAT, and

(2)                                  Pinheiro Neto Advogados, Brazilian Counsel to the Borrower.

(h)                                 Governmental Approvals. Evidence that the following Governmental Approvals have been obtained and are in full force and effect, and all registrations, applications, tariffs, reports and other documents in connection therewith required to be filed and/or registered with any Person have been filed and registered:

(1)                                  All Governmental Approvals, if any, then necessary in connection with the execution, delivery or performance by the Borrower of this Agreement and any other Financing Documents to which the Borrower is a party;

(2)                                  All Governmental Approvals, if any, then necessary in connection with the exercise by the Administrative Agent, the Collateral Agent or any Lender of its rights or remedies under this Agreement or any other Financing Documents; and

(3)                                  All material Governmental Approvals, if any, then necessary in connection with the continuing operation of the Telecommunications Business by the Borrower and its Subsidiaries and the implementation of the Project.

(i)                                     Process Agent.  A letter from CT Corporation System, currently located at 111 Eighth Avenue, New York, New York 10011, in a form satisfactory to the Administrative Agent in its sole discretion, indicating its consent to its appointment as agent for service of process by the Borrower; and evidence that the fees of such agent have been paid in full for the period commencing on the date hereof until six (6) months after the Maturity Date.

(j)                                     Insurance.  Certificates of all insurance required by Section 8.1(d), which certificates (1) state the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, (2) have been executed by an Authorized Officer of the respective insurer, and (3) certify that all premiums and other payments have been timely paid and that such insurance is otherwise not subject to cancellation by the insurer during its term, except for nonpayment of premiums, in which case at least fifteen (15) days prior written notice of termination must be given to the Administrative Agent.

(k)                                  2003 Stock Option Plan.  A copy of IMPSAT’s stock incentive plan (the “2003 Management Stock Option Plan”).

(l)                                     Business Plans.  Copies of the Business Plans together with a certificate of the chief or principal accounting or financial officer of IMPSAT, dated the Closing Date, certifying as to the reasonableness of the assumptions and expectations contained therein and that there are presently no facts known to such Person that would make either Business Plan misleading in any material respect.

(m)                               Management Employment Agreements.  Copies of the employment agreements of IMPSAT’s senior management contemplated by the Plan.

Section 6.2                                   Plan and Plan Confirmation.

(a)                                  Plan.  All transactions contemplated by the Plan, including, without limitation, the assignment to, and the assumption by, IMPSAT of the Assumed Obligations and the issuance of the Warrants and all of the transactions contemplated by the Nortel Argentina Financing Agreement, shall have closed, and copies of all documents related thereto shall have been delivered to, and approved by, the Administrative Agent.

(b)                                 Plan Confirmation.  The Plan shall have been confirmed by the United States Bankruptcy Court for the Southern District of New York and shall be effective.

Section 6.3                                   Security Documents

All Security Documents theretofore executed and delivered in connection with the Existing Financing Agreement and together with any amendments, supplements or modifications thereto and any other Security Documents executed and delivered in connection with this Agreement shall be sufficient to create in favor of the Administrative Agent on behalf of the Lenders a legal, valid and enforceable first priority security interest (except for Permitted Liens that are purchase money Liens or that have priority under Applicable Law) in and to the Collateral.  All filings, recordings and deliveries of instructions and other actions necessary or desirable in the opinion of the Administrative Agent or its counsel in order to protect, preserve and perfect the Liens provided in such Security Documents shall have been duly executed by the Borrower and its Subsidiaries, as applicable, and registered, or filed for registration and a certified copy of the registered agreement or deed or of the official receipt or other document evidencing such filing, as the case may be, shall have been delivered to the Administrative Agent.

Section 6.4                                   Material Agreements.

Subject to confidentiality restrictions, the Administrative Agent shall have received complete and correct copies, certified by an Authorized Officer of the Borrower, of all of the Borrower’s Material Agreements.

Section 6.5                                   Representations and Warranties.

All representations and warranties made by the Borrower, any Subsidiary thereof or IMPSAT in the Financing Documents shall be true and correct in all material respects.

Section 6.6                                   Covenants.

The Borrower shall be in compliance with all covenants contained in Section 8.

Section 6.7                                   Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority shall be pending, or to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of its or their respective properties or revenues which challenges the validity or legality of this Agreement or any other Project Agreement or any of the transactions contemplated hereby or thereby.

Section 6.8                                   No Defaults.

No Default or Event of Default shall exist hereunder and no default or event of default shall exist under any of the Argentina Agreements  (regardless of whether or not there has been a notice of default or acceleration thereunder).

Section 6.9                                   Material Adverse Change.

Since the confirmation date of the Plan, no Material Adverse Change shall have occurred and be continuing.

Section 6.10                            Payment of Fees.

The Borrower shall have paid all fees and expenses, including without limitation, all fees payable on the Closing Date pursuant to Section 3.4 and the reasonable fees and expenses of counsel to the Administrative Agent and Lenders and local counsel to the Administrative Agent and Lenders.

Section 6.11                            Capitalization of ISCH Indebtedness.

Notwithstanding any prior agreement, including the ISCH Letter Agreement, all Indebtedness owed by IMPSAT Argentina or IMPSAT to ISCH under the Lucent Argentina 2000 Financing Agreement shall have been capitalized by IMPSAT in the IMPSAT Argentina with no further obligation or liability on the part of either IMPSAT Argentina or IMPSAT, and the

Administrative Agent shall have received evidence, in form and substance satisfactory to it, that such Indebtedness has been capitalized.

Section 6.12                            English Language.

All Charter Documents and other documents and resolutions required to be delivered pursuant to this Agreement, the other Project Agreements, and the Licenses shall, if not in English, and if the Administrative Agent so requests, be accompanied by an English translation (which, if the Administrative Agent so requests, shall be a certified translation prepared by an Brazilian certified translator) which the Administrative Agent shall have the right to rely upon for all purposes hereof and the other Project Agreements. All costs of translation shall be payable by the Borrower.

SECTION 7.  REPRESENTATIONS AND WARRANTIES.

The Borrower hereby represents and warrants to each Agent and each Lender that the statements contained in this Section 7 are true, correct and complete as of the date hereof.

Section 7.1                                   Corporate Status.

(a)                                  Each of the Borrower and its Subsidiaries and IMPSAT (i) is a sociedade por quotas de responsabilidade limitada or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) has the power and authority to own its property and assets, to carry on its business in each jurisdiction in which it operates, and to incur Indebtedness and to create or suffer to exist Liens on its properties created under the Security Documents.  IMPSAT is the holder, directly or indirectly, of at least ninety nine point nine hundred and twenty five percent (99.925%) of the Capital Stock of the Borrower. Set forth on Schedule 7.1(a) hereto is a complete list of the Subsidiaries of IMPSAT and the Borrower, the jurisdiction of organization of each such Subsidiary and the amount and percentage of Capital Stock of each such Subsidiary owned by IMPSAT and the Borrower.

(b)                                 Except as set forth on Schedule 7.1(b) hereto, neither the Borrower, its Subsidiaries or IMPSAT conducts business under any assumed names or trade names, or has conducted business under any other names, or any assumed names or trade names at any time prior to the date hereof.

Section 7.2                                   Corporate Power.

(a)                                  Authority.  Each of the Borrower and IMPSAT and their respective Subsidiaries has full power and authority to enter into the Financing Documents to which it is a party or, when executed and delivered, it will become a party, all of which have been duly authorized by all proper and necessary corporate action, and has duly executed and delivered each such Financing Document which has been entered into as of the date hereof.

(b)                                 Validity and Enforceability.  Assuming due execution and delivery thereof by the other parties thereto, each such Financing Document constitutes, or when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, IMPSAT and their respective Subsidiaries, as the case may be, enforceable against them in accordance with its terms, except, in each case, to the extent such enforceability may be restricted by bankruptcy, insolvency or similar Applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 7.3                                   Governmental Approvals.

(a)                                  Financing Documents.  Except for the certificate of registration to be issued by the Central Bank in connection with the prior approval for each payment in Dollars to be made hereunder, all Governmental Approvals that are required by the Borrower, its Subsidiaries or IMPSAT in connection with the execution, delivery or performance by, or enforcement against, the Borrower, its Subsidiaries and IMPSAT of this Agreement and all other Financing Documents to which the Borrower, its Subsidiaries or IMPSAT is a party have been obtained, are in full force and effect, and the Borrower, its Subsidiaries and IMPSAT are in compliance in all material respects with such Governmental Approvals.

(b)                                 Operations.  All Governmental Approvals that are required by the Borrower, its Subsidiaries or IMPSAT in connection with the business, operations and activities of the Borrower and its Subsidiaries as now conducted or as contemplated by the Borrower Business Plan have been obtained.

(c)                                  No Proceedings.  There is no proceeding pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower, any of its Subsidiaries or IMPSAT that seeks to rescind, terminate, suspend, modify or otherwise affect any Governmental Approvals, in each case that would have a Material Adverse Effect.

Section 7.4                                   No Violation.

Neither the execution, delivery or performance by the Borrower, IMPSAT or any of their respective Subsidiaries of any Project Agreement to which it is a party, nor the use by the Borrower of the proceeds of the loans made under the Existing Financing Agreement as restructured by this Agreement:

(a)                                  will violate or conflict with any term or condition of any License or other Governmental Approvals obtained by the Borrower or any of its Subsidiaries;

(b)                                 will contravene any material provision of any Applicable Law binding on the Borrower, IMPSAT or any of their respective Subsidiaries or any of their assets;

(c)                                  will conflict with, or be inconsistent with, or result in any breach of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the properties or assets of the Borrower, IMPSAT or any of their respective Subsidiaries pursuant to the terms of any indenture, mortgage, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower, IMPSAT or any such Subsidiary is a party or by which each such Person or any of its respective properties or assets are bound or to which they may be subject; or

(d)                                 will violate any provision of the Charter Documents of the Borrower, IMPSAT or any of their respective Subsidiaries;

except to the extent that any of the violations contained in clauses (c) and (d) above could not reasonably be expected to have a Material Adverse Effect.

Section 7.5                                   Proceedings.

(a)                                  No Proceedings.  Except as disclosed in Schedule 7.5 there is no litigation, investigation or proceeding pending or, to the knowledge of the Borrower or IMPSAT after reasonable inquiry, threatened before any arbitrator or Governmental Authority against the Borrower, IMPSAT or any of their respective Subsidiaries, nor, to the knowledge of the Borrower after reasonable inquiry, any circumstances or conditions that might give rise to any such proceedings, which could reasonably be expected to have a Material Adverse Effect.

(b)                                 No Orders.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or Governmental Authority (1) purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Financing Documents, or (2) which could reasonably be expected to have a Material Adverse Effect.

Section 7.6                                   Taxes.

The Borrower, IMPSAT and their respective Subsidiaries have (a) timely filed all required tax returns, reports and declarations; (b) paid all applicable taxes and governmental assessments and charges shown thereon or determined to be due and payable except for such taxes, if any, as are being contested in good faith by appropriate proceedings diligently conducted and as to which (i) adequate cash reserves have been established in accordance with U.S. or Brazilian GAAP, as applicable, on the books of the Borrower, IMPSAT and such Subsidiaries, as the case may be, or (ii) the aggregate amount of such unpaid taxes, assessments and charges is less than one hundred thousand Dollars (US$100,000) (and as to which it or its property is not yet subject to foreclosure, seizure, arrest, sale, collection, levy or loss on account thereof); and (c) set aside on its books provisions reasonably adequate for payment of all taxes for all elapsed periods.

Section 7.7                                   Financial Statements.

(a)                                  Balance Sheets, etc.  The consolidated balance sheet of the Borrower and its Subsidiaries and the consolidated balance sheet of IMPSAT and its Subsidiaries as of September 30, 2002, and the related consolidated statements of income or operations, retained earnings and changes in financial position (or of cash flow, as the case may be) of each of the Borrower and IMPSAT for the period then ended, were correct as of their respective dates and fairly presented the financial condition of the Borrower or IMPSAT and their respective Subsidiaries as of such dates, as the case may be; and results of operations for the period covered thereby.  The financial statements to be delivered pursuant to Section 8.1 hereof shall be correct and shall fairly present in all such cases the financial condition of the Borrower or IMPSAT, as the case may be, as of the dates thereof and the results of its operations for the periods ended on said dates, and all are or shall be prepared in accordance with U.S. GAAP.

(b)                                 No Liabilities.  Neither the Borrower nor IMPSAT had or will have on the dates of the financial statements referred to in Section 7.7(a) any material contingent liabilities, liabilities for taxes, or material losses from any commitments, except as specifically referred to, or reflected, or provided for, in said financial statements as at said dates.

Section 7.8                                   The Project.

(a)                                  Business Plans.  The Business Plans accurately state in all material respects all costs and expenses incurred and to be incurred in connection with the business of the Borrower and IMPSAT as applicable. All projections and budgets furnished or to be furnished to the Lenders by or on behalf of the Borrower and IMPSAT and the summaries of significant assumptions related thereto, including (without limitation) all information in the Business Plans: (1) have been and will be prepared with due care; (2) fairly present, and will fairly present, in all material respects, the expectations of the Borrower and IMPSAT as to the matters covered thereby, and (3) are based on, and will be based on, reasonable assumptions as to all factual and legal matters relative to the estimates therein.

(b)                                 Material Information.  There are no statements or conclusions in any of the projections or budgets furnished to the Administrative Agent which are based upon or include information known to the Borrower or IMPSAT to be misleading or which fail to take into account material information regarding the matters reported therein.

Section 7.9                                   Environmental Matters.

Each of the Borrower, its Subsidiaries and IMPSAT has duly complied with, and its business, operations, assets, equipment, property, leaseholds, and other facilities are in compliance with, all applicable Environmental Laws.  None of the Borrower, its Subsidiaries or IMPSAT has, nor to the knowledge of the Borrower or IMPSAT after reasonable inquiry, has any other Person, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under, or about any sites of the Borrower, or transported thereto or therefrom, any hazardous material or Hazardous Substance that could reasonably be expected to subject the Lenders to any liability or the Borrower, its Subsidiaries or IMPSAT to any liability that could have a Material Adverse Effect.  There is no proceeding pending against the Borrower, its Subsidiaries or IMPSAT, and to the best knowledge of the Borrower or IMPSAT after reasonable inquiry, no investigation or inquiry by any Governmental Authority is threatened or contemplated, with respect to the presence or release of hazardous materials or Hazardous Substances in, on, from, or to the sites of the Borrower.

Section 7.10                            Transactions with Affiliates.

Except for the Plan or as disclosed in Schedule 7.10, none of the Borrower, IMPSAT or any of their respective Subsidiaries are parties to any contract, agreement or arrangement (whether or not in the ordinary course of business) with the Borrower, IMPSAT, another Subsidiary of the Borrower or IMPSAT or any of their respective Affiliates that is not on an arms-length basis.

Section 7.11                            Indebtedness.

As of the date hereof, none of the Borrower, IMPSAT or their respective Subsidiaries is a party to or bound by any note or agreement with respect to Indebtedness other than the Indebtedness arising under this Agreement and the Indebtedness set forth in Schedule 7.11, which is a complete and accurate list of all Indebtedness of the Borrower, IMPSAT and their respective Subsidiaries, showing as of such date the outstanding principal amount thereof, and with respect to which, none of the Borrower, its Subsidiaries and IMPSAT have any ability to borrow or reborrow any additional amounts thereunder.

Section 7.12                            Properties.

(a)                                  Title.  The Borrower or a Subsidiary of the Borrower (1) has good record and marketable title in fee simple (or the Brazilian equivalent thereof) or valid leasehold interests in or rights of use with respect to, all real property used in the ordinary conduct of the Telecommunications Business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to interfere with the Borrower’s ability to conduct such business as currently or expected or projected to be conducted or to utilize such properties for their intended purposes; and (2) is, or will be upon its acquisition thereof in accordance with the Supply Agreement, the sole owner of the Collateral.  The assets of the Borrower, its Subsidiaries and IMPSAT reflected in the most recent balance sheet referred to in Section 7.7 are not subject to any Liens other than Permitted Liens (including those described on Schedule 7.12(a)), and each has good and legal title thereto.  The Borrower and the Subsidiaries have not created and are not contractually obligated to create any Lien, other than Permitted Liens or Liens to be created or permitted to be created under the Financing Documents to which they are a party, on or with respect to any of their assets, rights or revenues.

(b)                                 Condition.  All assets material to the Telecommunications Business are in good repair, working order and condition (ordinary wear and tear excepted).

(c)                                  Bank Accounts.  Each of IMPSAT, the Borrower and its Subsidiaries has full right and title to each of its bank or other financial accounts (including any disbursement, deposit, operating, payroll, securities and commodity accounts, and each such bank or other financial account is not subject to any Lien other than (1) banker’s liens, rights of setoff or similar rights as to such deposit accounts or other funds maintained with such creditor depository institution or (2) Permitted Liens.

Section 7.13                            Intellectual Property.

The Borrower or IMPSAT owns all of the patents, trademarks, permits, service marks, trade names, copyrights, franchises and formulas, or rights with respect to the foregoing, used in the marketing of any of the Borrower’s and its Subsidiaries’ services (a list of which is attached as Schedule 7.13, as updated from time to time by notice to the Administrative Agent) and the Borrower owns or has obtained assignments of all such and other rights of whatever nature necessary for the present conduct of the Telecommunications Business or as presently contemplated to be conducted, without any known conflict with the rights of others other than as set forth in Schedule 7.13 and except as could not reasonably be expected to have a Material Adverse Effect.

Section 7.14                            Books and Records.

Each of IMPSAT, the Borrower and its Subsidiaries maintains its books and records (including appropriate copies, backups and archives of such books and records) in accordance with standard industry practice, Applicable Law and U.S. GAAP or Brazilian GAAP, as applicable.

Section 7.15                            The Licenses.

Schedule 7.15 contains a true and complete list of all Licenses owned by or granted to the Borrower or its Subsidiaries.  Each License is legally valid, in full force and effect, duly registered, not subject to any administrative review or appeal, or subject to any proceeding the outcome of which could result in the revocation, in whole or in part, for any reason not within the control of the Borrower or IMPSAT.  The Borrower has paid when due all amounts required to be paid and otherwise has complied with all conditions the compliance with which is required in order to preserve its rights under the Licenses.  No Licenses other than those listed in Schedule 7.15 are required in order for the Borrower and its Subsidiaries to install, exploit and operate the Network and to engage in the Telecommunications Business as it is currently conducted by them, and as contemplated by the Borrower Business Plan.

Section 7.16                            No Material Adverse Change.

There has been no Material Adverse Change since the confirmation date of the Plan.

Section 7.17                            Insurance.

The insurance policies and coverage required by Section 8.1(d) are in full force and effect, all premiums and other payments required thereunder have been timely paid and such policies and coverage are otherwise not subject to cancellation by the insurer during the respective terms thereof, except for nonpayment of premiums, in which case at least fifteen (15) days prior written notice of termination must be given to the Administrative Agent.

Section 7.18                            Collateral.

Except for certain post closing matters set forth on Schedule 8.1(r), all actions necessary for the establishment and perfection of the Collateral Agent’s Lien on the Collateral that has been acquired by the Borrower prior to such date, including any required consents, acknowledgments, filings, registration, notarization or recordation thereof, and the payment of all related fees, taxes and expenses shall have been completed, and the Collateral Agent (on behalf of the Secured Parties) shall have an effective, valid, legally binding and enforceable Lien on the Collateral, which Lien is superior and prior to the Liens of all third parties (other than the Permitted Liens that are purchase money Liens or that have priority under Applicable Law).

Section 7.19                            Investment Company; Public Utility Holding Company.

None of the Borrower, IMPSAT or any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, “controlled” by or acting on behalf of any Person that is an “investment company”, within the meaning of said Act, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 7.20                            Immunity.

The execution, delivery, and performance of the Financing Documents constitute private and commercial acts rather than governmental or public acts. Under Applicable Law, neither the Borrower, IMPSAT, nor any of their respective Subsidiaries nor any of their respective revenues or properties has any right of immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from set-off, Liens, counterclaim or any other legal process or remedy with respect to its obligations under the Financing Documents or the other Project Agreements.

Section 7.21                            Margin Stock; Regulation U.

None of the Borrower, IMPSAT or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.  The making of the Term Loans and the use of the proceeds thereof has not and will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

Section 7.22                            Solvency.

After giving effect to (a) the making (or deemed making) of the Term Loans on the Closing Date and the transactions contemplated by this Agreement and the Plan, and (b) the payment and accrual of all transaction costs in connection with the restructuring, each of the Borrower and IMPSAT is Solvent.

Section 7.23                            No Event of Default; Compliance with Material Agreements.

After giving effect to the transactions contemplated by this Agreement and the Plan, no event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default. After giving effect to the transactions contemplated by this Agreement and the Plan, neither the Borrower nor IMPSAT is in violation of any term of any Material Agreement to which it is respectively a party or by which it or its respective properties are bound, except for such violations that in the aggregate would not have a Material Adverse Effect.

Section 7.24                            Fees or Compensation.

Since the commencement of the Chapter 11 Proceedings, no fee or other compensation has been paid or will be payable in connection with the transactions contemplated by this Agreement except as set forth herein and as described in the Plan.

Section 7.25                            Termination of Lucent Agreements.

All financing and supply agreements and commitments thereunder between IMPSAT and any of its Subsidiaries or Affiliates and Lucent Argentina, S.A. and any of its Affiliates have been irrevocably terminated and no longer have any force or effect.

Section 7.26                            True and Complete Disclosure.

All information heretofore or hereafter furnished by or on behalf of the Borrower or IMPSAT or any of their respective Subsidiaries to the Agents or the Lenders, and all representations and warranties made herein, are true and correct in all material respects, and do not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading at such time.

SECTION 8.  COVENANTS.

Section 8.1                                   Affirmative Covenants.

Until payment in full of the Obligations and so long as this Agreement remains in effect, the Borrower shall, and shall cause its Subsidiaries to, comply with each of the following covenants and agreements:

(a)                                  Annual and Quarterly Reporting Requirements.  The Borrower shall deliver, or cause to be delivered, to the Administrative Agent:

(1)                                  as to the Borrower:

(i)                                     as soon as practicable, but in no event later than ninety (90) days after the end of each fiscal year of the Borrower, a copy of the consolidated annual financial statements of the Borrower and its Subsidiaries (including its consolidated balance sheet as at the close of such calendar year, consolidated statements of income, retained earnings and changes in financial position or of cash flow, as the case may be, for such fiscal year with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules), and accompanied by an opinion thereon of the Independent Auditor, which opinion shall state, subject to no qualifications, that said financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries, as at the end of, and for, such fiscal year and that said financial statements have been prepared in accordance with Brazilian GAAP or U.S. GAAP.  Such annual financial statements: (A) shall be in the English language; (B) in the case that such financial statements have been prepared in accordance with Brazilian GAAP, shall be accompanied by a reconciliation to U.S. GAAP of the Borrower’s net income and shareholders’ equity and convenience translations to Dollars; and (C) shall be accompanied by a statement, for each of the calendar quarters of the fiscal year, of each new entry of deferred Revenues and the current sum of all deferred Revenues for the past four consecutive calendar quarters.  From time to time, at the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent such additional financial information as the Administrative Agent may reasonably request; and

(ii)                                  as soon as practicable, but in any event no later than forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, the unaudited consolidated financial statements of the Borrower and its Subsidiaries (including its consolidated balance sheet as at the close of such quarter, consolidated statements of income, retained earnings and changes in financial position or of cash flow, as the case may be, for such quarter and with related schedules) for such period and for the period from the beginning of the respective fiscal year to the end of such quarterly period and the related balance sheets at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year accompanied by a certificate of the Chief Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present the financial condition and results of operations, as the case may be, of the Borrower in accordance with Brazilian GAAP or U.S. GAAP, as at the end of, and for, such period (subject to normal year end audit adjustments), and, in the case that such financial statements have been prepared in accordance with Brazilian GAAP, by a reconciliation to U.S. GAAP of the Borrower’s net income and shareholders’ equity and convenience translations to Dollars.  Such quarterly financial statements shall be accompanied by a statement, for each of the past four consecutive calendar quarters, of each new entry of deferred Revenues and the current sum of all deferred Revenues for the past four consecutive calendar quarters.

(2)                                  as to IMPSAT:

(i)                                     as soon as practicable, but in any event no later than ninety (90) days after the end of each fiscal year of IMPSAT, a copy of the annual consolidated financial statements of IMPSAT and its Subsidiaries (including its consolidated balance sheet as at the close of such calendar year, consolidated statements of income, retained earnings and changes in financial position or of cash flow, as the case may be, for such fiscal year with related notes specifying significant accounting practices and their impact on such financial statements and with related schedules), and accompanied by an opinion thereon of the Independent Auditor, which opinion shall state, subject to no qualifications, that said financial statements fairly present the financial condition and results of operations of IMPSAT and its Subsidiaries, as at the end of, and for, such fiscal year and that said financial statements have been prepared in accordance with U.S. GAAP. Such annual financial statements shall be in the English language. From time to time, at the request of the Administrative Agent, IMPSAT shall deliver to the Administrative Agent such additional financial information as the Administrative Agent may reasonably request; and

(ii)                                  as soon as practicable, but in any event no later than forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of IMPSAT, the consolidated unaudited financial statements of IMPSAT and its Subsidiaries (including its consolidated balance sheet as at the close of such quarter, consolidated statements of income, retained earnings and changes in financial position or of cash flow, as the case may be, for such quarter and with related schedules) for such period and for the period from the beginning of the respective fiscal year to the end of such quarterly period and the related balance sheets at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year accompanied by a certificate of the Chief Financial Officer of IMPSAT which certificate shall state that such financial statements fairly present the financial condition and results of operations, as the case may be, of IMPSAT and its Subsidiaries in accordance with U.S. GAAP, as at the end of, and for, such period (subject to normal year end audit adjustments).

(3)                                  Simultaneously with the delivery of the Financial Statements referred to in clauses (1) and (2) above, a statement certified by the chief or principal financial or accounting officer of the Borrower or IMPSAT, as the case may be:

(i)                                     setting forth in reasonable detail computations evidencing compliance with the covenants set forth in Section 8.3 herein;

(ii)                                  stating that as of the date thereof no Default or Event of Default has occurred and is continuing or exists, or if a Default or Event of Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Borrower or IMPSAT as applicable; and

(iii)                               stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination made by or under the direct supervision of the signer sufficient to assure that such certificate is accurate.

(4)                                  Within fifteen (15) days after the delivery of the Financial Statements referred to in clause (1)(i) above, a report that includes calculations showing in reasonable detail the Borrower’s Excess Cash Flow for such fiscal year, if any, certified as correct by the Borrower’s chief or principal accounting or financial officer.

(5)                                  Within fifteen (15) days after the delivery of the Financial Statements referred to in clause (2)(i) above, a report that includes calculations showing in reasonable detail IMPSAT’s Excess Cash Flow for such fiscal year, if any, certified as correct by IMPSAT’s chief or principal accounting or financial officer.

(b)                                 Additional Reporting Requirements.

(1)                                  Without prejudice to the requirement to have such documents approved by the Administrative Agent, promptly upon the execution and delivery thereof, the Borrower shall provide the Administrative Agent with copies of all Project Agreements (including any amendments, additions or replacements).

(2)                                  Promptly upon the completion thereof and in no event later than thirty (30) days thereafter, the Borrower shall provide the Administrative Agent with a copy of any material amendment, addition or revised version of each of the Business Plans.

(3)                                  Promptly upon the execution and delivery thereof, the Borrower shall provide the Administrative Agent with copies of all agreements regarding leases and similar transactions contemplated by Section 8.2(m); provided that the Administrative Agent shall maintain the confidentiality of the parties, terms and conditions of such agreements subject to the exceptions contained in the first paragraph of Section 16.12.

(4)           The Borrower shall, and shall cause IMPSAT to, provide to the Administrative Agent and the Lenders copies of any proposed public announcement referencing the Administrative Agent or any of the Lenders by name with respect to any financial accommodation proposed or granted by the Administrative Agent or such Lender before such announcement is made to the public.  Subject to Applicable Law, such announcement shall be subject to the prior approval of the Administrative Agent or such Lender, such approval not to be unreasonably withheld.  To the extent that Applicable Law requires such public announcement to be filed with any Governmental Authority, the Borrower shall, and shall cause IMPSAT to, provide copies of such public announcement to the Administrative Agent and the Lenders at least two (2) Business Days prior to filing such public announcement with such Governmental Authority.

(5)           If requested by the Administrative Agent, the Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders within forty-five (45) days after the beginning of each fiscal year, updated Borrower and IMPSAT Business Plans, quarterly projections of its and IMPSAT’s anticipated income, expenses, cash flow, assets and liabilities through the Maturity Date prepared in good faith on assumptions believed by Borrower and IMPSAT to be reasonable and in form and substance satisfactory to the Administrative Agent.

(6)           The Borrower shall deliver to the Administrative Agent and the Lenders within forty-five (45) days after the beginning of each fiscal year, an updated Borrower Annual Operating Budget including monthly projections of its anticipated income, expenses, cash flow, assets and liabilities prepared in good faith on assumptions believed by Borrower to be reasonable and in form and substance satisfactory to the Administrative Agent.

(7)           The Borrower shall, and shall cause IMPSAT to, provide prior written notice of any board meeting of the Borrower or IMPSAT as applicable, as well as copies of any materials distributed to the board members of each such Person to the Administrative Agent.

(8)           From time to time, the Borrower shall deliver to the Administrative Agent such other information regarding the business of the Borrower, its Subsidiaries, IMPSAT, the Project, the Network and the Telecommunications Business as the Administrative Agent or any Lender may reasonably request.

(c)           Notices.  The Borrower shall promptly, but in no event later than three (3) Business Days after (unless otherwise indicated below) the Borrower obtains knowledge of the occurrence of the following events, give notice to the Administrative Agent of the occurrence of any of the following:

(1)           a Default or an Event of Default;

(2)           a default by the Borrower, IMPSAT or any of their Affiliates under any Project Agreement;

(3)           except to the extent that it could not reasonably be expected to have a Material Adverse Effect, any (i) (A) commencement or Material Adverse Change in respect of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority;

or (B) any material litigation, investigation or proceeding of or before any arbitrator or Governmental Authority which, to the knowledge of the Borrower is threatened by or against the Borrower, IMPSAT, any of their respective Subsidiaries, or against any of their properties or revenues which: (x) purport to affect or pertain to this Agreement or any of the other Project Agreements or any of the transactions contemplated hereby or thereby, or (y) if determined adversely, could reasonably be expected to have a Material Adverse Effect; (ii) issuance by any Governmental Authority of an injunction, writ, temporary restraining order or any order of any nature purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Project Agreements, or directing that the transactions contemplated hereunder or thereunder not be consummated as herein or therein provided; (iii) issuance by any Governmental Authority of any injunction, order, decision or other restraint purporting to enjoin, restrain, prohibit (or which would have the effect of prohibiting) the making of the Term Loans, or invalidate (or which would have the effect of invalidating) any provision of this Agreement or any of the other Project Agreements, including provisions regarding the granting of Liens on the Collateral or the priority of such Liens; or (iv) any other event, circumstance or development that could be reasonably expected to cause or result in a Material Adverse Change.

(4)           thirty (30) days prior to the movement of any Equipment or any other Collateral outside of Brazil having, in the aggregate, at any time, a replacement value in excess of five hundred thousand Dollars (US$500,000);

(5)           thirty (30) days prior thereto in writing, the movement of the principal place of business of the Borrower or IMPSAT to any location other than as set forth in the Security Documents; and

(6)           any material change in the business of the Borrower, any of its Subsidiaries or IMPSAT.

The Administrative Agent and the Collateral Agent shall have the right to request, with respect to any such notice, a statement of an Authorized Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

(d)           Insurance.  The Borrower shall:

(1)           maintain or cause to be maintained in full force and effect at all times on and after the date hereof and continuing until the Maturity Date, with responsible insurance companies having a Best Insurance Reports rating of A or better and a financial size category of “10” or higher (or other companies reasonably acceptable to the Administrative Agent) and in an amount not less than the amount of all the Term Loans, and in any event, not less than the full replacement cost of all Collateral:

(i)            “all risk” property insurance, including earthquake, windstorm and flood, with a limit of loss per occurrence acceptable to the Administrative Agent in its reasonable discretion from time to time;

(ii)           equipment and machinery breakdown insurance covering breakdown and resulting damage including rotating equipment such as generators and electrical equipment (including transformers, switch gear and electrical apparatus) for their full replacement value;

(iii)          business interruption insurance covering risk of loss as a result of the cessation or material interruption of the Telecommunications Business resulting from an insured loss under the Borrower’s property policy for an indemnity period of six (6) months or any part thereof, the initial amount of such insurance to provide for the payment during the six (6) months commencing from the date hereof of not less than the gross revenues to be earned by the Borrower for such six (6) month period, calculated based on the Business Plans and to be adjusted by the Borrower semiannually from the date hereof thereafter, less any non-continuing costs and expenses during the relevant indemnity period; provided however, in no event shall the Borrower be required to obtain insurance coverage greater than is customary for similarly situated businesses in the Borrower’s industry; and

(iv)          third party liability insurance, including bodily injury and property damage, with a limit of no less than two million Dollars (US$2,000,000) per occurrence.

(2)           within sixty (60) days after receipt by the Borrower of a written request from the Administrative Agent, accompanied by a pro forma political risk insurance policy which contains terms and conditions commercially reasonable under then current market conditions, and the obtention of which will not increase the “all-in” financing cost of the Term Loans to the Borrower, obtain such a policy and maintain such political risk insurance in full force and effect until the Maturity Date.

(3)           file with the Administrative Agent not more than seven (7) days after each policy anniversary, certificates of all insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and specifically listing the special provisions enumerated for such insurance required by this Section 8.1(d).

The certificates of insurance referred to in clause (3) hereof shall be executed by an authorized representative of each insurer, and certify that all premiums and other payments required in respect of such insurance have been timely paid and that such insurance is otherwise not subject to cancellation, modification or change in coverage by the insurer during its term, except for nonpayment of premiums, in which case at least fifteen (15) days prior written notice of termination must be given to the Administrative Agent.  Upon request, the Borrower will promptly furnish the Agents with evidence of such insurance relating to the Collateral and all information relating to the replacement cost and location of the same.

In each case, the insurance policies shall designate the Administrative Agent as additional insured in respect of the liability insurance related to the Equipment and the sole loss payee in respect of the property insurance related to the Equipment.  All amounts payable to the Administrative Agent according to the foregoing under property insurance policies shall be paid to an account of the Administrative Agent (i) upon the occurrence of an Event of Default; or (ii)

if the insured loss materially impairs the Borrower’s ongoing operations.  In such event, funds received by the Administrative Agent under such property insurance policies shall be made available to the Borrower for application to the costs of repairing, restoring, rebuilding or replacing the portion of the Collateral with respect to which such proceeds were obtained; provided that, subject to the provisions of Sections 3.2 and 9.1 hereof, such repaired, restored, rebuilt or replaced asset shall be or become a part of the Collateral.  The Administrative Agent shall at the request of the Required Lenders pay any insurance premiums directly, on Borrower’s behalf, and Borrower shall reimburse Lenders through the Administrative Agent promptly for any such payment made by Lenders, provided, however, the Administrative Agent shall have no obligation to pay any such insurance premiums.

The Administrative Agent reserves the right at any time upon any material change in the risk profile of the Borrower or its Subsidiaries (including any change in the business conducted by any such Person or any Applicable Law affecting the potential liability of such Person) to require additional forms and limits of insurance to, in the Administrative Agent’s reasonable opinion, adequately protect both the Administrative Agent’s and the Lenders’ interests in all or any portion of the Collateral and to ensure that each of the Borrower and its Subsidiaries is protected by insurance in amounts and coverage customary for its industry.  If requested by the Administrative Agent, which request shall not be made more frequently than once in any calendar year, each of the Borrower and its Subsidiaries shall deliver to the Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to the Administrative Agent, with respect to its insurance polices.

(e)           Compliance with Applicable Law and Contracts.  The Borrower shall, and shall cause its Subsidiaries, to comply in all material respects with:

(1)           the requirements of all Applicable Law, including obtaining and maintaining all Governmental Approvals.  If any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order to fulfill the obligations hereunder or under any of the other Financing Documents, the Borrower shall immediately take or cause to be taken all reasonable steps to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent evidence thereof;

(2)           the provisions of its respective Charter Documents; and

(3)           all Material Agreements to which it respectively is a party.

(f)            Operation of the Network.  The Borrower shall operate and maintain the Network, and retain and maintain the staff sufficient to operate and maintain the Network, in accordance with the Business Plans, and otherwise comply in all material respects with, and satisfy the requirements of, all Licenses and Applicable Laws.

(g)           Taxes, etc.  The Borrower shall pay, or arrange for payment, prior to the date when due of all (1) taxes imposed on the Borrower and its Subsidiaries, and (2) present and future claims, levies, or liabilities (including, without limitation, claims for labor, service, materials and supplies) for sums which have become due and payable and which, if unpaid, might by law become a Lien or otherwise have a Material Adverse Effect, except for any such tax, claim, levy or liability the payment of which is being contested in good faith by proper proceedings diligently conducted for which adequate cash reserves determined in accordance with Brazilian GAAP have been established and are being maintained, (and as to which it or its property is not yet subject to foreclosure, seizure, arrest, sale, collection, levy or loss on account thereof).  The Borrower shall make timely and accurate filings of all tax returns and material governmental reports required to be filed or submitted under any Applicable Laws, and shall otherwise take such actions as are necessary to comply with Applicable Laws relating to taxes.

(h)           Maintenance of Books and Records; Access.  The Borrower shall, and shall cause each of its Subsidiaries to, keep adequate books and records of account, in which complete and accurate entries will be made in accordance with Brazilian GAAP, reflecting the financial condition of the Borrower and its Subsidiaries and shall permit the Administrative Agent and the Lenders, and any of their respective officers, employees and agents, at all reasonable times and with prior notice to the Borrower, (i) to inspect, audit and make extracts of the books and records of such Person; (ii) to inspect the properties and facilities of such Person; (iii) to discuss such books and records with the representatives, employees (including officers) and accountants of such Person and with the Independent Auditor; and (iv) to inspect, review, evaluate and make test verifications and counts of such Person’s accounts, the Equipment other Collateral and assets; in each case at the Lender’s expense, unless a Default or an Event of Default exists.

The Borrower shall promptly supply to the Administrative Agent copies of any reports on its or its Subsidiaries’ business and activities which are publicly distributed as well as any other reports thereon and reports made to any Governmental Authority as the Administrative Agent may from time to time reasonably request.

The Borrower shall maintain an adequate billing, software and accounting system, including books, accounts and records, and shall prepare all financial statements required hereunder in accordance with Brazilian GAAP, consistently applied, and in compliance with all Applicable Laws.

If a Default or Event of Default shall have occurred and be continuing each of the Borrower and its Subsidiaries shall make available to the Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which the Administrative Agent may reasonably request and deliver any document or instrument necessary for the Administrative Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for the Borrower or its Subsidiaries.

(i)            Rank of Debt. The Borrower shall take any and all action necessary to ensure that the Term Loans at all times continue to be the direct and unconditional obligation of the Borrower and rank at least pari passu (in respect of priority of payment, security or otherwise) to all other secured or unsecured Indebtedness of the Borrower, except that such ranking shall not apply to the rights of secured Indebtedness over collateral subject to Permitted Liens that are purchase money Liens or that have priority under Applicable Law.

(j)            Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge

(1)           on or prior to the date when due, all lawful claims which result in the creation of a Lien upon any of such Person’s property or assets;

(2)           all other current liabilities so that none is overdue more than sixty (60) days.

Notwithstanding the foregoing, the Borrower and its Subsidiaries shall not be required to pay or discharge the obligations set forth in clauses (1) and (2) above so long as: (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) adequate cash reserves have been established with respect thereto in accordance with Brazilian GAAP, (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect and (iv) proceedings to foreclose any Lien which may have attached as security for such obligation have not commenced.

(k)           Environmental Matters.  The Borrower shall promptly give to the Administrative Agent notice in writing if the Borrower or any Subsidiary thereof (1) receives any complaint, order, citation, notice of inquiry, proceeding, investigation or action or other written communication from any Person with respect to, or (2) otherwise acquires actual knowledge of (i) the existence or alleged existence of any Environmental Liability or any actual or alleged violation of any applicable Environmental Law arising at, upon, under, within or in connection with any property now or previously owned, leased, operated or used by the Borrower, IMPSAT or any of their respective past or present Subsidiaries, or any part thereof, or due to the operations or activities of any such Person, on or in connection with such property or any part thereof (including receipt by the Borrower or its Affiliates of any notice of the happening of any event involving the release of a reportable quantity of any Hazardous Substance under any applicable Environmental Law or cleanup of any Hazardous Substance), (ii) any release of any Hazardous Substance on such property or any part thereof in a quantity that is reportable under any applicable Environmental Law, (iii) the commencement of any cleanup pursuant to or in accordance with any applicable Environmental Law of any Hazardous Substances on or about such property or any part thereof, and (iv) any pending or threatened proceeding for the termination, suspension or non-renewal of any permit required under any applicable Environmental Law.  The Borrower shall obtain (at its sole cost and expense) and deliver to the Administrative Agent on behalf of the Lenders such environmental site assessments, reports or studies that the Administrative Agent shall reasonably require from time to time.

(l)            Licenses.  The Borrower shall, and shall cause its Subsidiaries (1) to maintain the Licenses in full force and effect, at all times on and after the date hereof; (2) upon receipt of any notification from any Governmental Authority that the Borrower is in breach of any License, or that any License is subject of an inquiry, proceeding or investigation: (i) promptly notify the Administrative Agent thereof, providing copies of all relevant documents, correspondence and other information; and (ii) take prompt and adequate remedial action to remedy such breach, which action shall be taken within the cure period, if any, set out in such notification and (3)

provide copies of all material notices and correspondence received from, or sent to, any Governmental Authority relating to the Borrower, IMPSAT, the Licenses or the Network.

(m)          Regulatory Filings.  The Borrower shall, and shall cause its Subsidiaries to, deliver to the Administrative Agent, promptly after the sending or filing thereof, copies of all non-confidential reports filed by the Borrower, any of its Subsidiaries or IMPSAT with ANATEL, the United States Securities and Exchange Commission, the Central Bank, the Brazilian National Securities Commission or the São Paulo Stock Exchange and all non-confidential reports filed with any other Governmental Authority, except, in all such cases, reports the failure of which to be filed could not reasonably be expected to have a Material Adverse Effect.

(n)           Continuance of Business.  The Borrower shall, and shall cause its Subsidiaries to: (x) do or cause to be done all things necessary to maintain, renew and keep in full force and effect (i) the Licenses and relevant Governmental Approvals, (ii) their respective corporate existence and good standing and (iii) all other rights and privileges and franchises related to Telecommunications Business, except in the case of clauses (ii) and (iii) to the extent that the failure to do so would not have a Material Adverse Effect, and (y) continue to engage primarily in the business now conducted by it.

(o)           Maintenance of Assets.  The Borrower shall, and shall cause its Subsidiaries to, do or cause to be done all things necessary to maintain all of its assets material to the Telecommunications Business in good repair, working order and condition (ordinary wear and tear excepted) and supplied with all necessary equipment.

(p)           Observer Seat.  For so long as at least thirty million Dollars (US$30,000,000) in aggregate principal amount of Indebtedness remains outstanding under this Agreement and the Nortel Argentina Financing Agreement taken together, the Lender holding the largest single amount of Indebtedness under this Agreement and the Nortel Argentina Financing Agreement shall have the right to designate one observer to attend all meetings of the board of directors of the Borrower.

(q)           Merger of Rio Gallegos Participacoes S.A..  The Borrower shall cause the consummation of a merger of its wholly owned Subsidiary, Rio Gallegos Participacoes S.A. (“Rio Gallegos”), into the Borrower, in such a manner that Rio Gallegos will no longer have any legal existence, to have occurred by no later than October 31, 2003.

(r)            Post-Closing Items.  The Borrower, shall, and shall cause its Subsidiaries to, take all actions listed on Schedule 8.1(r) within the time period specified on Schedule 8.1(r) with respect to each such required action.  With respect to items 2 and 3 listed on Schedule 8.1(r), the Lenders shall use its reasonable best efforts to assist the Borrower as to certain matters required by the Central Bank.

(s)           Further Assurances.  The Borrower shall, and shall cause its Subsidiaries to, at such Person’s expense and upon the request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Administrative Agent and the Lenders such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement or any other Financing Document.

Section 8.2            Negative Covenants.

Until the Maturity Date, and so long as this Agreement remains in effect, the Borrower shall comply in all respects with each of the following covenants and agreements:

(a)           Fundamental Changes.  The Borrower shall not, and shall not permit its Subsidiaries to, dissolve, liquidate, merge with another Person or, except as permitted by Section 8.2(k), create any new Subsidiary without the prior written consent of the Administrative Agent on behalf of the Required Lenders.

(b)           Liens.  The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist, any Lien upon or with respect to such Person´s accounts receivable, the Collateral, any rights under the Licenses, any Governmental Approvals or in or to the Network or the Project Agreements or any other tangible or intangible property or assets, or any part thereof, of such Person other than any Permitted Lien.

(c)           Restricted Payments. The Borrower agrees not to, and to cause its Subsidiaries not to:

(1)           reduce such Person’s capital; or

(2)           declare or pay any dividends or make any distributions or other payments or delivery of property or cash in respect of: (i) the interest of such Person’s shareholders or other equity owners; or (ii) any Indebtedness which is by its terms subordinate or junior in right of payment to the Term Loans, except that the Borrower may pay dividends or make a distribution or other payment of interest or principal of Intercompany Indebtedness owing to IMPSAT the purpose of which is to assist IMPSAT to make interest payments as and when due under the Series A and Series B Convertible Notes, but only if at the time of and after giving effect to such distribution:

A.            no Default or Event of Default shall have occurred and be continuing;

B.            the aggregate amount of all such distributions by the Borrower during the fiscal year of the Borrower in which the date of such distribution occurs shall not exceed the lesser of (x) (1) two times the Borrower’s EBITDA for the two consecutive fiscal quarters ending with the fiscal quarter most recently ended prior to the date of such dividend, distribution or payment (the “Preceding Fiscal Quarter”), minus (2) the aggregate amount of Debt Service payable by the Borrower and its Subsidiaries during the 12 calendar months next following the Preceding Fiscal Quarter and (y) five percent (5%) of the sum of IMPSAT’s projected (1) Delaware state franchise taxes for such fiscal year, (2) director and officer liability insurance premiums for such fiscal year and (3) non-consolidated interest expenses for such fiscal year.

(d)           Guarantees.  The Borrower shall not, and shall not permit its Subsidiaries to, enter into or become bound by any agreements guaranteeing the Indebtedness of another Person, except as permitted by clauses (a) (c) and (d) of the definition of “Permitted Indebtedness.”

(e)           Document Amendments. The Borrower shall not, and shall not permit its Subsidiaries to, agree to any modification, amendment, waiver, supplement, rescission or termination (collectively “Amendment”) of any (i) License, (ii) Governmental Approval (other than Licenses), (iii) Project Agreement or (iv) Material Agreement, without, in each case, the prior written approval of the Administrative Agent on behalf of the Required Lenders, except to the extent that such Amendment could not reasonably be expected to have a Material Adverse Effect; provided, however, that in the case of clause (i), the Borrower shall give the Administrative Agent no less than five (5) Business Days prior written notice of such Person´s proposed Amendment during which period the Administrative Agent shall have the exclusive right (which it shall not exercise unreasonably) to reject such Amendment.

(f)            Transactions with Affiliates.  Except as expressly permitted by this Agreement, the Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, enter into any transaction with an Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower and upon commercially reasonable terms no less favorable to the Borrower than those that could be obtained on an arm’s length basis from a Person which is not an Affiliate.

(g)           Indebtedness.  The Borrower shall not, and shall not permit its Subsidiaries to, incur, create, assume or suffer to exist, or permit to incur, create, assume or suffer to exist, or become or remain liable, for or on account of any Indebtedness except (1) Indebtedness hereunder, and (2) Permitted Indebtedness.

(h)           Non-Related Activities.  The Borrower shall not, and shall not permit its Subsidiaries to, engage, directly or indirectly, in any activity, unless such activity is, directly or indirectly, related to the Telecommunications Business of each such Person as conducted and proposed to be conducted on the date hereof, without the prior written consent of the Administrative Agent on behalf of the Required Lenders.

(i)            Corporate Actions.  The Borrower shall not, and shall not permit its Subsidiaries to, (i) change or otherwise alter the end of such Person’s fiscal year or such Person’s corporate purpose, or (ii) otherwise amend such Person’s Charter Documents in any manner without the prior written consent of the Administrative Agent on behalf of the Required Lenders; except in the case of clause (ii) as could not reasonably be expected to have a Material Adverse Effect.

(j)            Disposals. The Borrower shall not, and shall not permit its Subsidiaries to, (whether by a single transaction or a number of related or unrelated transactions and whether at one time or over a period of time) Dispose of the Collateral or, without the prior written consent of the Administrative Agent on behalf of the Required Lenders, any such Person’s other property or assets, whether tangible or intangible, in each case other than Permitted Disposals.

(k)           Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to make any Investment other than (i) Permitted Investments or (ii) Investments in one or more Persons which will, upon the making of such Investment, become a Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all of its assets to, the Borrower or a Subsidiary thereof; provided, however, that (1) such Person’s primary business is the Telecommunications Business, (2) the Borrower would have been in compliance with the covenants contained in Section 8.3 of this Agreement as of the end of the last four fiscal quarters, giving pro forma effect to such Investment, and the projections for the Borrower, giving effect to such Investment, would be in compliance with the covenants contained in Section 8.3 of this Agreement as of the end of the next four fiscal quarters, (3) no Indebtedness is assumed or incurred in connection with the acquisition other than Permitted Indebtedness, (4) such Person shall have executed and delivered a guaranty of the Obligations to the Administrative Agent for the benefit of the Lenders in form an substance satisfactory to the Administrative Agent on behalf of the Lenders and (5) such Person (except where such Person is merged into the Borrower or a Subsidiary thereof) agrees in writing to be bound by the terms of the Financing Documents; and provided further that an Investment will not be permitted under this clause (ii) if the sum of consideration to be paid in respect of such Investment plus the consideration paid in respect of all previous Investments made under this clause (ii) exceeds US$2,000,000 in the aggregate.  For purposes of the foregoing clause, “consideration” shall mean with respect to any acquisition all cash and non-cash consideration actually paid or required to be paid by the Borrower or any of its Subsidiaries, including the principal amount of any assumed Indebtedness and deferred amounts in the nature of holdbacks (to the extent not distributed to the Borrower or any of its Subsidiaries).

(l)            Change in Accounting Policies.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any change in accounting policies or reporting practices (including changing its fiscal year) which, individually or in the aggregate, materially affects any determination as to the Borrower’s compliance with its Obligations, including any financial covenants, without the prior written consent of the Administrative Agent on behalf of the Required Lenders; provided, that if such change is required by Brazilian GAAP, the Borrower shall, prior to making such change, only be required to notify the Administrative Agent of such change and the effect thereof.

(m)          Leases.  The Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Administrative Agent on behalf of the Required Lenders, enter into any lease (including an IRU of the type referred to in clause (b) of the definition of “IRU”) or similar transaction with any Person for the use of any part of the Network except leases or similar transactions in the ordinary course of business in respect of which the lessee acknowledges in writing, after the Lien on the property to be leased has been perfected under the applicable Security Document, the existence of such Lien and the right of the Collateral Agent, upon the occurrence of certain events, to assume the rights of the Borrower under the lease, including the right to receive payment thereunder.

(n)           Unscheduled Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any voluntary or optional principal or unscheduled interest payment on any Indebtedness other than (i) the Obligations or (ii) Indebtedness of the type referred to in clause

(b) of the definition of Permitted Indebtedness, so long as such payment is otherwise in compliance with Section 8.2(c).

(o)           Rio Gallegos Restrictions.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, make any Investment in, or Dispose of any assets to, Rio Gallegos.

(p)           Extension of Accounts.  With respect to any accounts receivable of the Borrower or its Subsidiaries, the Borrower shall not, and shall cause its Subsidiaries not to, (i) grant any material extension of the time of payment of any thereof, (ii) compromise, compound or settle for a material amount less than the full amount thereof, (iii) release any Person liable for the payment thereof or (iv) allow any credit or discounts whatsoever thereon, in each case which extension, discounts, credits, releases, compromises, compounds or settlements could reasonably be expected to have a Material Adverse Effect.

Section 8.3            Financial Covenants.

(a)           Borrower’s Net Debt to Paid in Capital Ratio. The Borrower shall not at any time permit the ratio of (i) the Borrower’s Net Debt outstanding on the last day of any fiscal quarter to (ii) the Borrower’s Paid in Capital on such date, to exceed a ratio of 0.72 to 1.00.

(b)           Debt Service Coverage Ratio. The Borrower shall not at any time permit the ratio of (i)  two times the Borrower’s EBITDA for the two consecutive fiscal quarters ending on the date set forth below to (ii) the Borrower’s Debt Service for the four (4) consecutive fiscal quarters ending on such date, to be less than the ratio set forth opposite such date below:

Date	Ratio
The last day of each fiscal quarter of 2005	0.51:1
The last day of each fiscal quarter of 2006	0.65:1
The last day of each fiscal quarter of 2007	0.82:1
The last day of each fiscal quarter of 2008	1.05:1

(c)           Borrower’s Minimum EBITDA.  The Borrower shall not at any time permit its EBITDA for any fiscal year set forth below to be less than the amount set forth opposite such date below:

Fiscal Year	Minimum EBITDA
2003	US$(1,200,000)
2004	US$4,600,000

(d)           Interest Service Coverage Ratio. The Borrower shall not at any time permit the ratio of (i) two times the Borrower’s EBITDA for the two consecutive fiscal quarters ending on the date set forth below to (ii) the Borrower’s Interest Expense for the four (4) consecutive fiscal quarters ending on such date, to be less than ratio set forth opposite such date below:

Date	Ratio
The last day of each fiscal quarter of 2005	0.49:1
The last day of each fiscal quarter of 2006	1.39:1
The last day of each fiscal quarter of 2007	2.89:1
The last day of each fiscal quarter of 2008	5.48:1

(e)           Current Ratio. The Borrower shall not at any time permit the ratio of (i) the Borrower’s Current Assets on the last day of any fiscal quarter set forth below to (ii) the Borrower’s Current Liabilities for the period ending on such date, to be less than the ratio set forth opposite such date below:

Fiscal Quarter	Ratio
Each fiscal quarter of 2003	0.20:1
Each fiscal quarter of 2004	0.15:1
Each fiscal quarter of 2005	0.14:1
Each fiscal quarter of 2006	0.16:1
Each fiscal quarter of 2007	0.19:1
Each fiscal quarter of 2008	0.24:1

(f)            Capital Expenditures Ratio. The Borrower shall not at any time make Capital Expenditures in a particular fiscal quarter to the extent that the making of such Capital Expenditures would cause the ratio of (i) the Borrower’s Capital Expenditures for any fiscal quarter set forth below to (ii) Revenues (excluding Revenues attributable to IRUs recognized as Revenues during such period) for such fiscal quarter to exceed the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter	Ratio
Each fiscal quarter of 2003	0.25:1
Each fiscal quarter of 2004	0.25:1
Each fiscal quarter of 2005	0.25:1
Each fiscal quarter of 2006	0.20:1
Each fiscal quarter of 2007	0.20:1
Each fiscal quarter of 2008	0.20:1

SECTION 9.  SECURITY

Section 9.1            Grant of Security Interest.

To secure the prompt payment of the Obligations, and to secure the performance of and compliance with all the agreements, covenants and provisions of the Financing Documents, the Borrower shall and shall cause its Subsidiaries, pursuant to the Security Documents, to grant, assign, pledge and convey to the Collateral Agent for the benefit of each Secured Party a first-priority security interest, subject only to Permitted Liens that have priority as purchase money Liens or pursuant to Applicable Law, in (i) all Equipment and (ii) real property and other tangible and intangible property and rights previously acquired by the Borrower and its Subsidiaries pursuant to the Nortel Contracts with the proceeds of the Existing Financing Agreement and the Financing Agreement dated as of October 25, 1999 (which was amended and restated by the Existing Financing Agreement) (all such property and rights, together with all proceeds of any thereof and any cash and cash equivalents held from time to time in the Net Proceeds Account, collectively, the “Collateral”).  The Borrower hereby confirms to the Secured Parties that it shall, and shall cause each of its Subsidiaries to, take all actions required by the Security Documents or otherwise deemed reasonably necessary or reasonably desirable by the Collateral Agent in order to create, perfect and maintain the perfection of the Secured Parties’ first-priority Lien in the Collateral, subject only to Permitted Liens.  The Borrower hereby ratifies, confirms and reaffirms the validity and enforceability of the Security Documents executed and delivered in connection with the Existing Financing Agreement as well as the Liens created pursuant to such documents as valid, subsisting and continuing to secure the Obligations.

Section 9.2            Escrow Accounts.

To secure the prompt payment of principal of and interest on the Term Loans, the Borrower shall grant to the Collateral Agent for the benefit of the Secured Parties a first-priority security interest in the Net Proceeds Account and each other escrow account, if any, and in all funds deposited therein.

Section 9.3            Release of Collateral.

(a)           Security Interest.  The Borrower hereby further agrees and confirms that, except for any Collateral released pursuant to Section 9.3(b), the Secured Parties’ security interest in the Collateral shall not be released by the Collateral Agent until and unless (1) the Borrower shall have paid in full all amounts due and payable under this Agreement and under any Security Document and shall have performed all of its Obligations or (2) the Required Lenders shall have consented to such release, in their sole discretion.

(b)           Release Instruments.  In connection with any Disposal of Collateral permitted by the terms hereof, the Borrower may request a release of such Collateral (the “Released Collateral”) by delivering to the Collateral Agent a notice (each, a “Release Notice”), which shall refer to this Section, describe in reasonable detail the proposed Released Collateral and be accompanied by (1)  an officer’s certificate of the Borrower certifying that no Event of Default has occurred and is continuing and that the officers of the Borrower executing any and all documents in connection with the release were duly authorized to do so and (2) the proposed instrument of release (the “Release”) executed by all necessary parties thereto other than the Collateral Agent (collectively, the “Release Instruments”).

(c)           Counterparts.  The Collateral Agent shall execute, acknowledge, if applicable, and deliver to the Borrower counterparts of the documents described in Sections 9.3(b)(1) and 9.3(b)(2) within five (5) Business Days of receipt by the Collateral Agent of a Release provided that the conditions set forth in the Release Instruments and herein with respect to dispositions of Collateral have been satisfied.  The Borrower at its own expense shall execute, deliver, obtain and record such instruments as the Collateral Agent may reasonably require, including, without limitation, amendments to the Security Documents or this Agreement necessary to reflect such release.  The Borrower shall reimburse the Collateral Agent upon demand for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Collateral Agent in connection with any actions taken by it pursuant to this Section.

Section 9.4            Further Identification of the Collateral.

The Borrower shall, and shall cause its Subsidiaries to, furnish the Administrative Agent on behalf of the Lenders from time to time statements and schedules further identifying and describing the Collateral and each location thereof and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 9.5            Further Assurances.

At any time and from time to time, upon the written request of the Administrative Agent, and the sole expense of the Borrower, the Borrower shall, and shall cause its Subsidiaries to, promptly execute, deliver and record any documents, instruments, agreements and amendments, and take all such further action, as the Administrative Agent may reasonably deem desirable in obtaining the full benefits of the security interests granted by this Agreement and the other Financing Documents.

SECTION 10.  EVENTS OF DEFAULT

Section 10.1         Events of Default.

Each of the following events shall constitute an “Event of Default” hereunder:

(a)           Non-Payment. The Borrower shall fail to pay:

(1)           any installment of the principal amount of any Term Loan as and when the same becomes due and payable hereunder (whether at stated maturity, by acceleration, mandatory prepayment or otherwise) ; or

(2)           any interest on any Term Loan or any other amount payable hereunder or under any Note, when and as the same shall become due and payable (whether at stated maturity, by acceleration, mandatory prepayment or otherwise) and such failure shall continue unremedied for three (3) Business Days.

(b)           Representations and Warranties.  Any representation, warranty, certification or statement made by or on behalf of the Borrower, any Subsidiary thereof or IMPSAT in any Financing Document or any amendment thereof or in any certificate, report, financial statements or opinion delivered pursuant to or otherwise in connection with any Financing Document shall prove to have been false, incorrect, or misleading in any material respect as of the time made, delivered or deemed made or delivered.

(c)           Covenants.  The Borrower, any Subsidiary thereof or IMPSAT shall fail to perform or observe any term, covenant, condition or agreement:

(1)           contained in this Agreement (other than the covenants contained in Section 8.1, other than the covenant contained in Section 8.1(r)) or any other Financing Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Financing Document; or

(2)           contained in Section 8.1 (other than the covenant contained in Section 8.1(r)) hereof and such default shall continue unremedied for a period of ten (10) Business Days after the earlier of (i) the date on which the Borrower obtains knowledge of such default or (ii) the date on which notice thereof shall have been received by the Borrower from the Administrative Agent (which notice will be given at the request of any Lender).

(d)           IMPSAT Convertible Notes.  IMPSAT or any of its Subsidiaries shall default in:

(1)           any payment of any Indebtedness under the IMPSAT Convertible Notes; or

(2)           the observance or performance of any agreement, covenant or condition under the IMPSAT Convertible Notes or any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder of any IMPSAT Convertible Note to cause any such Indebtedness to become due or subject to mandatory repurchase or repayment prior to its stated maturity.

(e)           Argentina Agreements.  An event of default shall have occurred under the Nortel Argentina Financing Agreement or any other of the Argentina Agreements.

(f)            Default Under Other Indebtedness.

(1)           The Borrower, any Subsidiary thereof or IMPSAT shall default in any payment of any Indebtedness (other than the Term Loans under this Agreement or the loans under the Nortel Argentina Financing Agreement) aggregating in excess of five million Dollars (US$5,000,000);

(2)           The Borrower, any Subsidiary thereof or IMPSAT shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Financing Documents, the Nortel Argentina Financing Agreement or the IMPSAT Convertible Notes) aggregating in excess of five million Dollars (US$5,000,000), or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder of such Indebtedness to cause any such Indebtedness to become due or subject to mandatory repurchase or repayment prior to its stated maturity;

(3)           Any Material Subsidiary of IMPSAT shall default in any payment of any Indebtedness (other than the Term Loans under this Agreement or the loans under the Nortel Argentina Financing Agreement) aggregating in excess of five million Dollars (US$5,000,000); or

(4)           Any Material Subsidiary of IMPSAT shall default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Financing Documents, Nortel Argentina Financing Agreement or the IMPSAT Convertible Notes) aggregating in excess of five million Dollars (US$5,000,000), or contained in any instrument or agreement evidencing, securing, or relating thereto, or any other event shall occur or condition exist, with respect to which default or other event or condition, the holders of such Indebtedness have caused any such Indebtedness to become due or subject to mandatory repurchase or repayment prior to its stated maturity.

(g)           Bankruptcy. The Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT shall commence a voluntary case concerning itself under any bankruptcy law of Brazil (including, without limitation, Brazilian Decree Law No. 7661/45) or any other jurisdiction or Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT under any such laws, and the petition is not contested within 10 days, or is not dismissed within thirty (30) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT or the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT, or there is commenced against the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT any such proceeding which remains undismissed for a period of thirty (30) days; or the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of thirty (30) days; or the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT makes a general assignment for the benefit of creditors; or the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT shall generally not pay its debts as they become due or there shall otherwise occur a concordata (within the meaning of Brazilian law); or any corporate action is taken by the Borrower, any Subsidiary thereof, IMPSAT or any Material Subsidiary of IMPSAT for the purpose of effecting any of the foregoing.

(h)           Financing Documents.  Any Financing Document shall cease to be in full force and effect, or shall cease to give the Lenders the Liens and the material rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral described therein in favor of the Lenders, superior to and prior to the rights of all third Persons, and subject only to Permitted Liens that are purchase money Liens or that have priority under Applicable Law).

(i)            Other Project Agreements.  The Borrower or any Project Party (other than Nortel) shall breach or otherwise fail to perform any material obligation under the Project Agreements or such Project Agreements shall cease for any reason (other than for a reason attributable to Nortel) to be in full force and effect except at the stated termination date thereof, or shall be assigned or otherwise transferred, terminated, or rescinded by any Project Party thereto; provided that it shall not be an Event of Default if, not later than one hundred twenty (120) days of any such breach or failure by such other Project Party, or the effective date of any termination or rescission in respect of such other Project Agreement (other than a termination or rescission based on a breach or failure by the Borrower), such breach or failure is cured or a substitute vendor enters into a new written agreement with the Borrower to continue to provide the equipment, systems and services contemplated under such Project Agreement on terms that conform to and will not result in a deviation from the then current Business Plans.

(j)            Licenses. Any Governmental Authority shall commence any proceeding to cancel, revoke, suspend or substantially and adversely modify any License necessary for the Project, which proceeding (i) could reasonably be expected to have a Material Adverse Effect , and (ii) has not been stayed or enjoined within five Business Days after the commencement of any such proceeding.

(k)           Governmental Actions.

(1)           Any Governmental Authority shall have (A) condemned, nationalized, seized, compulsorily acquired, or otherwise expropriated all or any material part of the property or other assets of the Borrower or any of its Subsidiaries or of any capital stock of the Borrower or any of its Subsidiaries, or (B) assumed custody or control either of such property or other assets or of the business or operations of the Borrower or any of its Subsidiaries or of their capital stock, or shall have taken any action for the dissolution of the Borrower or any of its Subsidiaries or any other action that would prevent the Borrower or any of its Subsidiaries or their respective officers from carrying on the business or operations of the Borrower or any such Subsidiary in all material respects; provided, however, that this paragraph shall not apply to any Subsidiary of the Borrower (i) the property or assets of which do not comprise part of the Network or the Collateral, (ii) which is not a party to any of the Financing Documents and (iii) the total Equity of which is less than one hundred thousand Dollars (US$100,000), unless the Governmental Action in question is reasonably likely to have a Material Adverse Effect.

(2)           Any Governmental Approvals material for the operation or maintenance of the Network shall cease to be in full force and effect.  A Governmental Approval shall be deemed to cease to be in full force and effect (x) when an order revoking or terminating said Governmental Approval shall be issued and such order is no longer subject to further administrative and judicial review, or (y) when any Governmental Authority having jurisdiction over any such Governmental Approval shall, prior to the termination thereof, decide not to renew such Governmental Approval and such decision shall not be subject to further administrative or judicial review.

(l)            Judgments.

(1)           A final judgment, award, decree, fine or penalty for the payment of money in excess of one million Dollars (US$1,000,000) individually or in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower or any of its Subsidiaries and the same shall not be discharged (or provision satisfactory to the Administrative Agent shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the Borrower, within such thirty (30) day period or such longer period during which the execution of such judgment or judgments shall have been stayed, shall not have appealed therefrom and caused the execution thereof to be stayed during such appeal.

(2)           A final judgment, award, decree, fine or penalty for the payment of money in excess of five million Dollars (US$5,000,000) individually or in the aggregate shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against IMPSAT or any of its Material Subsidiaries, and the same shall not be discharged (or provision satisfactory to the Administrative Agent shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and IMPSAT, within such thirty (30) day period or such longer period during which the execution of such judgment or judgments shall have been stayed, shall not have appealed therefrom and caused the execution thereof to be stayed during such appeal.

(m)          Currency Restrictions.  Brazil or any Governmental Authority thereof shall impose restrictions on the free transferability of Dollars to or from Brazil or Dollars shall, in the reasonable judgment of the Required Lenders, be unavailable within Brazil at a commercially reasonable rate of exchange, and the Borrower shall not, within ten (10) Business Days after notice from the Administrative Agent, have demonstrated to the satisfaction of the Administrative Agent that such restrictions will not have a Material Adverse Effect on the ability of the Borrower to perform its Obligations or on the availability of Dollars for purposes of paying any amounts required to be paid pursuant to this Agreement or the other Financing Documents.

(n)           IMPSAT Guarantee.  IMPSAT shall breach any covenant or agreement in the IMPSAT Guarantee.

(o)           Change in Control.  A Change in Control shall have occurred without the prior written approval of the Lenders holding at least sixty six and two thirds percent (66 2/3%) in aggregate principal amount of the Term Loans then outstanding.

(p)           Legal Existence; Taxes.  The Borrower or IMPSAT shall have failed to maintain its legal existence or the Borrower, any Subsidiary thereof or IMPSAT shall have failed to pay taxes as they come due.

(q)           Impairment of Collateral.  The Collateral Agent shall fail at any time to have a valid and perfected Lien on, subject to no prior or equal Liens other than Permitted Liens, or any Security Document shall fail to be provided in respect of, or shall fail to grant the interests required by Section 9 in any material portion of the Collateral.

(r)            Material Adverse Change.  A Material Adverse Change shall have occurred.

Section 10.2.        Remedies Upon Event of Default.

(a)           Rights and Remedies.  If any Event of Default (other than the Event of Default referred to in Section 10.1(g)) has occurred and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of the Required Lenders (1) declare all of the Term Loans to be due and payable, whereupon the Term Loans, together with interest accrued thereon and all other amounts due under this Agreement and the Notes, shall immediately mature and become due and payable, without presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives; and/or (2) exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under this Agreement and the other Financing Documents.  Upon the occurrence of any Event of Default, the Lenders and the Agents shall have, in addition to any other rights and remedies contained in this Agreement and the other Financing Documents, all of the rights and remedies of a secured party under the laws of Brazil or other Applicable Laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Applicable Law.

(b)           Bankruptcy.  Upon the occurrence of an Event of Default referred to in Section 10.1(g) of this Agreement:

(1)           the obligations of the Lenders shall immediately terminate;

(2)           the Term Loans, together with all interest accrued thereon and all other amounts due under this Agreement and the Notes, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which each of the Borrower hereby expressly waives; and

(3)           the Administrative Agent may, or at the request of the Required Lenders shall, exercise (or shall direct the Collateral Agent to exercise) on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under this Agreement and the other Financing Documents.

(c)           Other Remedies.  In addition to such remedies as are provided for in this Agreement and the other Financing Documents, the Lenders’ remedies upon the occurrence and during the continuance of an Event of Default shall include, to the extent permitted by Applicable Law, (1) a right to apply or require the Borrower to apply, for the benefit of the

Lenders or a third party selected by the Lenders, for any necessary orders, permits or licenses in connection with the operation or abandonment of the Network, the Telecommunications Business or any part thereof; and (2) a right to have a receiver appointed by a court of competent jurisdiction in order to manage, protect and preserve the Network, the Telecommunications Business and the Collateral and to continue the operation of the Telecommunications Business, and to collect the revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership until the sale or other final disposition of the Collateral.

(d)           Actions.  In connection with the foregoing remedies, the Borrower shall take such further actions and execute all such instruments as the Administrative Agent or the Collateral Agent deems necessary.  The Borrower agrees that the Administrative Agent or the Collateral Agent may enforce any obligation of the Borrower as set forth in this Agreement by an action for specific performance.

(e)           Advances.  The Lenders may (but shall not be obligated to) make advances from their own funds to preserve, protect or obtain any of the Collateral, including amounts to pay Taxes, insurance and the like, and all such advances shall become part of the Obligations and shall be repayable to the Lenders with interest thereon from the date of such advances until paid at the Default Interest Rate.

(f)            Claimed Amount.  Notwithstanding anything to the contrary contained in this Agreement or in any of the other Financing Documents, upon the occurrence of any Event of Default, the rights and remedies of the Lenders hereunder with respect to the collection and receipt of the unpaid principal balance of the Term Loans and the Notes shall be limited to the principal amounts specified on the Schedule of Claimed Amounts attached hereto as Exhibit F (the “Claimed Amount Schedule”) (as these amounts may be reduced by the amount of any prepayment made pursuant to Section 3.2 hereof).

Section 10.2         Cumulative Rights.

No failure or delay on the part of the Lenders, the Administrative Agent or the Collateral Agent in exercising any right, power, or remedy accruing to them hereunder shall impair any such right, power, or remedy, nor shall such failure or delay in exercising any right, power, or remedy with respect to any particular occurrence of an Event of Default be construed as a waiver of any such right, power, or remedy for any other or future occurrence of an Event of Default, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. To the fullest extent permitted by Applicable Law, all remedies, either under this Agreement or by Applicable Law otherwise afforded the Lenders, shall be cumulative and not alternative.

SECTION 11.  EXPENSES AND INDEMNIFICATION

Section 11.1         Expenses.

The Borrower agrees to pay on demand (a) all reasonable and documented costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, protocolization and registration of the Financing

Documents, including the reasonable and documented fees and expenses of counsel for the Agents with respect thereto, with respect to advising the Agents as to their rights and responsibilities or the perfection, protection or preservation of their and the Lenders’ rights or interests under the Financing Documents, with respect to negotiations with the Borrower, IMPSAT or with other creditors of the Borrower or IMPSAT arising out of any Default or any events or circumstances that may give rise to an Event of Default, and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto, and (b) all reasonable and documented costs and expenses of the Agents and the Lenders in connection with the enforcement of the Financing Documents, including in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights (including, without limitation, the reasonable and documented fees and expenses of counsel for each Agent and the Lenders with respect thereto).

Section 11.2         Indemnification.

Without regard to whether the Borrower or any other Person has disclosed any fact to Nortel, the Administrative Agent, the Collateral Agent or any Lender, the Borrower hereby agrees to indemnify and hold harmless each of the Agents and Lenders and each of their respective officers, directors, employees, consultants and advisors (collectively, the “Indemnitees”) from and against any and all actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses whatsoever, including reasonable attorneys’ fees, which any Indemnitee may sustain or incur (or which may be claimed against any Indemnitee by any Person whatsoever) to the extent arising by reason of or in connection with:

(a)           the Term Loans or the proposed use of the proceeds thereof;

(b)           the payment or failure to pay the Obligations;

(c)           the occurrence of an Event of Default;

(d)           the pursuit by either Agent or any Lender of any legal remedy in connection with an Event of Default;

(e)           the entering into any Financing Document by either Agent or any Lender, or enforcing their remedies hereunder or thereunder; or

(f)            any Environmental Law as a result of the past, present or future operations of the Borrower any of its Subsidiaries or IMPSAT (or any predecessor in interest to any such Persons);

provided, however, that, the Borrower shall not be required to indemnify any Indemnitee for any actions, suits, claims, damages, demands, judgments, losses, liabilities, costs or expenses to the extent caused by such Indemnitee’s willful misconduct or gross negligence.

SECTION 12.  ASSIGNMENT AND PARTICIPATION

Section 12.1         Assignment.

(a)           Requirements.  Each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans owing to it and the Note or Notes held by it); provided, however, that (1) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of this Agreement; (2) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of any Term Loan proposed to be assigned (determined as of the date of the Assignment and Assumption Agreement with respect to such assignment) shall in no event be less than one million Dollars (US$1,000,000); (3) the parties to each such assignment shall execute and deliver an Assignment and Assumption Agreement; and (4) with respect to any such Eligible Assignee that is not (a) a Lender; (b) a commercial bank or savings and loan association or savings bank organized under the laws of the United States of America (or any State thereof) or Canada (or any Province thereof), and having total assets in excess of one hundred million Dollars (US$100,000,000); (c) a commercial bank organized under the laws of any other country that is a member of the Basel Accord and the Organization of Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its general arrangements to borrow, or a political subdivision of any such country, and having total assets in excess of one hundred million Dollars (US$100,000,000), so long as such bank is acting through a branch or agency located in a country in which it is organized or another country that is described in this clause (c); and (d) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is principally engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of one hundred million Dollars (US$100,000,000) and for which the effective tax rate of any Taxes, other than Excluded Taxes, required by Applicable Law to be withheld or deducted from or in respect of any sum payable to such Eligible Assignee under this Agreement or any other Financing Document shall exceed a rate of 15.0%, the obligation of the Borrower in respect of Section 5.1(a) shall be limited to the amount that would have been otherwise payable if such effective tax rate was 15.0%.

(b)           Notice.  Promptly following an assignment described in (a) above, the parties to such assignment shall deliver the executed Assignment and Assumption Agreement entered into between the assignor Lender and the assignee to the Administrative Agent for its acknowledgment and recording in the Register together with a non-refundable processing and recordation fee of three thousand five hundred Dollars (US$3,500).  The assigning Lender shall also deliver a notice to the Borrower in respect of such assignment (unless such notice has already been given) and the assignee shall furnish the Administrative Agent with a completed administrative details questionnaire.

(c)           Recording. Upon its receipt of an Assignment and Assumption Agreement executed by the assignor Lender and the assignee, the Administrative Agent shall promptly acknowledge such Assignment and Assumption Agreement and record the information contained therein in the Register in accordance with the provisions of Section 2.1(c) and give notice of such acknowledgment and recordation to the Lenders and the Borrower.  Any assignment of any Term Loan or Note hereunder shall become effective on the day when the relevant Assignment and Assumption Agreement is recorded by the Administrative Agent in the Register.

(d)           Exchange of Notes. Concurrently with the delivery of an Assignment and Assumption Agreement to the Administrative Agent pursuant to (c) above, or as soon thereafter as practicable, the assignor Lender shall surrender the Note evidencing the Term Loan being assigned thereunder for cancellation against delivery to the assignor Lender and/or the assignee of one or more new Notes executed by the Borrower in the same aggregate principal amount.

(e)           Release.  From and after the date on which an Assignment and Assumption Agreement is effective and solely to the extent of such assignment, the assignor Lender shall be released of its commitments and obligations under this Agreement and the assignee shall thereupon become a Party and shall have the same rights and interest and assume the same obligations and liabilities as having been assigned to it by the assignor Lender.

Section 12.2         Participation.

Any Lender may sell participations to any Person in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loans owing to it and the Note or Notes held by it), provided, however, that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other Parties for the performance of such obligations, (c) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (d) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Section 12.3         Information.

Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower, the Borrower’s Subsidiaries and IMPSAT furnished to such Lender by or on behalf of the such Person; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information received by it from such Lender.

SECTION 13.  OPTION TO REVISE STRUCTURE.

Section 13.1         Option to Revise.

Subject to Applicable Law, the Administrative Agent on behalf of the Required Lenders shall have the right, no more than once during the term of this Agreement, upon giving not less than sixty (60) days’ prior written notice to the Borrower, to cause the structure of the Term

Loans to be revised to facilitate access to all financial markets, including banks, insurance companies, investment companies, other financial institutions or governmental agencies, to sell or refinance the Term Loans, including by requiring all or a portion of the Term Loans to be replaced by a public offering or private placement of debt securities of IMPSAT (“Replacement Notes”) in an aggregate principal amount of not less than one hundred million Dollars (US$100,000,000) for the purpose of the Prepayment of outstanding Term Loans, concurrently with the prepayment of term loans under the Nortel Argentina Financing Agreement and the prepayment of term loans under the Accounts Payable Financing Agreement (the Nortel Argentina Financing Agreement, the Accounts Payable Financing Agreement and this Agreement, collectively, the “Financing Agreements”); provided that any such revisions and/or replacement shall neither decrease the economic benefit or the term of the Term Loans to IMPSAT and the Borrower nor have an “all-in” financing cost to IMPSAT in excess of ten and one quarter percent (10.25%) per annum, and further provided, that the aggregate principal amount of the Replacement Notes shall in no event, without the consent of IMPSAT, exceed the sum of the outstanding balance of the Term Loans, the outstanding balance of the term loans under the Nortel Argentina Financing Agreement and the outstanding balance of the term loans under the Accounts Payable Financing Agreement.  The Lenders and the Borrower shall cooperate with respect to the determination of the optimal timing for such revisions or replacement, including for issuance of the Replacement Notes and any other issuance of debt securities by the Borrower or IMPSAT.  Upon receipt of such notice from the Administrative Agent, the Borrower shall cooperate with the Placement Agent and Nortel as set forth in Section 16.13 and otherwise provide, on a best efforts basis, such assistance as is customarily and reasonably required or desirable to be provided by an issuer to enable the successful placement of Replacement Notes, under the terms and subject to the conditions set forth in Sections 13.2 and 13.3 and such other terms and conditions as may be agreed upon between the Borrower and the Lenders from time to time.

Section 13.2         Transaction Costs.

All costs and expenses incurred in connection with the issuance of Replacement Notes, including underwriting fees, commissions and the Borrower’s and IMPSAT’s out-of-pocket costs associated with the issuance of the Replacement Notes (including, without limitation, the reasonable fees and expenses of its auditors and counsel) (collectively, “Transaction Costs”), shall be borne by the lenders under the Financing Agreements, pro rata according to the proportion which the sum of the respective lender’s loans prepaid pursuant to Section 13.4 bears to the aggregate amount of all loans prepaid under the Financing Agreements, provided, however, that if the Net Proceeds of the Replacement Notes exceed the aggregate total of all loans outstanding under the Financing Agreements, the Borrower and IMPSAT, jointly and severally, shall bear a percentage of the Transaction Costs  equal to the percentage which the amount of the excess bears to the total amount of such Net Proceeds; and provided further, that the Parties shall seek to structure the transaction to minimize tax costs.  Notwithstanding any other provision herein to the contrary,  if a transaction under this Section 13 is cancelled by IMPSAT, the Borrower and IMPSAT jointly and severally shall be responsible for any fee payable to any underwriter or other financial intermediary as a result of such cancellation.

Section 13.3         Terms of Replacement Notes.

The Replacement Notes shall be on terms approved by Nortel and consistent with market practice in the relevant debt securities market. To the extent political risk insurance is required by and consistent with relevant market practice, all costs of such insurance shall be borne by the Borrower.  To the extent the rate of withholding tax applicable to Replacement Notes is consistent with relevant market practice, the full rate of withholding tax shall be borne by the Borrower.

Section 13.4         Application of Proceeds.

The Net Proceeds of the Replacement Notes shall be applied to the Prepayment of the Term Loans outstanding as of the date of IMPSAT’s receipt of such Net Proceeds, the prepayment of the term loans outstanding as of such date under the Nortel Argentina Financing Agreement and the prepayment of the term loans outstanding as of such date under the Accounts Payable Financing Agreement, pro rata according to the proportion which each such loan bears to the aggregate total of loans outstanding as of such date under this Agreement, the Nortel Argentina Financing Agreement and the Accounts Payable Financing Agreement.

Section 13.5         Termination of Option.

The right of the Administrative Agent provided in Section 13.1 shall terminate upon the completion of the issuance of Replacement Notes and the application of the Net Proceeds thereof in accordance with Section 13.4.

SECTION 14.  GOVERNING LAW AND JURISDICTION

Section 14.1         Governing Law.

This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York (not including such state’s conflict of laws provisions).

Section 14.2         Waiver of Jury Trial.

Each of the Lenders, the Agents and the Borrower hereby knowingly, voluntarily, and intentionally waives any right it may have to a trial by jury of any claim, demand, or cause of action under, or in connection with, this Agreement, the Notes or any other financing document.  This provision is a material inducement for the Lenders to enter into this Agreement and the other financing documents.

Section 14.3         Jurisdiction; Venue for Suit.

Each of the Borrower, the Lenders and the Agents hereby expressly and irrevocably (a) waives all right to object to jurisdiction or execution in any legal action or proceeding relating to this Agreement, the Notes, or any other Financing Document which such Person may now or hereafter have by reason of such Person’s domicile or by reason of any subsequent or other domicile and hereby irrevocably consents that any legal action, suit, or proceeding arising out of, or relating to, any of the Financing Documents and any other document or instrument required to be executed in relation thereto may be instituted in or removed to the United States District Court of the Southern District of New York and the courts of the State of New York sitting in New York, Borough of Manhattan; (b) submits to and accepts and consents with regard to any such action or proceeding for itself and in respect of its properties and assets, generally and unconditionally, the non-exclusive jurisdiction of any such court; and (c) waives any objection it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding, and further waives any claim that any such action, suit, or proceeding brought in any of the aforesaid courts has been brought in any inconvenient forum.

Section 14.4         Waiver of Immunity.

To the extent that the Borrower or any of its Subsidiaries or any of their respective assets has, or hereafter may acquire, any right to immunity from suit, set-off, legal proceedings generally, attachment prior to judgment, attachment in aid of execution, or other attachment or execution of judgment on the grounds of sovereignty or otherwise, the Borrower for itself, and its Subsidiaries hereby irrevocably waives, to the fullest extent permitted by Applicable Law, such rights to immunity in respect of Obligations.

Section 14.5         Process Agent.

The Borrower has appointed CT Corporation System with offices at 111 Eighth Avenue, New York, New York 10011 and its successors as the Borrower’s designee, appointee, and agent to receive, accept and acknowledge, for and on behalf of the Borrower, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to this Agreement or the Notes or any other Financing Document in the case of the courts of the United States District Court of the Southern District of New York or of the courts of the State of New York sitting in New York, Borough of Manhattan, which service may be made on any such designee, appointee, and agent in accordance with legal procedures prescribed for such courts.  So long as the Borrower has any Obligations, the Borrower agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee, and agent become unavailable for this purpose for any reason not attributable to the Borrower, the Borrower shall forthwith grant a similar special irrevocable power of attorney to a new designee, appointee, and agent with offices in New York, New York, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 14.5. The Borrower further irrevocably consents and agrees to service of any and all legal process, summons, notices, and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to this Agreement, the Notes, or any other Financing Document delivered to the Borrower in accordance with this Section 14.5 or to its then designee, appointee, or agent for service. If service is made upon such designee, appointee, and agent, a copy of such process, summons, notice or document shall also be provided to the Borrower, by registered or certified mail, or overnight express air courier, provided that failure to provide such copy to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings. The Borrower agrees that service upon the Borrower or any such designee, appointee, and agent as provided for in this Section 14.5 shall constitute valid and effective personal service upon the Borrower with respect to matters contemplated in this

Section 14.5 and that the failure of any such designee, appointee, and agent to give any notice of such service to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall limit or be construed to limit the rights of the Lenders to commence proceedings against the Borrower in any other venue where assets of the Borrower may be found.

Section 14.6         Legal Process in Other Jurisdictions.

Nothing in Section 14.3 or in Section 14.5 shall affect the right of any Lender or Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or the Administrative Agent to bring any action or proceeding against the Borrower or its property in the courts of other competent jurisdictions, including, without limitation, the courts sitting in the City of Sao Paulo, Brazil.

SECTION 15.  THE AGENTS

Section 15.1.  Authorization and Action.

The Lenders hereby appoint and authorize the Administrative Agent and the Collateral Agent to exercise such powers and discretion under this Agreement and the other Financing Documents, as are delegated to them, respectively, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for in the Financing Documents (including, without limitation, enforcement or collection of the Notes), neither Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders; provided, however, that neither Agent shall be required to take any action that exposes it to personal liability or that is contrary to this Agreement or Applicable Law. Each Agent hereunder agrees to give to the Lenders prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 15.1         Agent’s Reliance.

Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Financing Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agents: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Assumption Agreement entered into by the payee of such Note, as assignor, and an Eligible Assignee; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) make no warranty or representation to the Lenders and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, electronic mail or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 15.2         Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon either Agent and based on the financial statements referred to in Section 7.7 of this Agreement and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 15.3         Lender Indemnification.

The Lenders agree to indemnify each Agent ratably according to the respective principal amount of the Notes then held by the Lenders from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement, the Existing Financing Agreement or any of the other Financing Documents or any action taken or omitted by such Agent under this Agreement, the Existing Financing Agreement or any of the other Financing Documents (to the extent not promptly reimbursed by the Borrower); provided, however, that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, the Lenders agree to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Sections 11.1 and 11.2, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower.

Section 15.4         Successor Agents.

Either Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least one hundred million Dollars (US$100,000,000).  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the security interests granted or purported to be granted under the Security Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as an Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

SECTION 16.  GENERAL PROVISIONS

Section 16.1         Notices.

All communications and notices provided for hereunder shall be in writing and shall be personally delivered, mailed by postage prepaid registered mail (airmail if international), return receipt requested, or telefaxed (with a confirmation copy by postage prepaid registered mail, return receipt requested):

If to the Borrower:	IMPSAT Comunicações Ltda.
Rua Eid Mansur 666
Parque Sao Jorge
Cotia, São Paulo, SP
CEP: 06700-000
Brazil

	Attention:	President
	Fax No.:	55 11 3444 6294

If to IMPSAT:	MPSAT Fiber Networks, Inc.
c/o IMPSAT USA, Inc.
2040 North Dixie Highway
Wilton Manors, Florida 33305
	Attention:	President
	Fax No.:	(954) 779-3766

If to the Lenders:	Nortel Networks Limited
c/o Nortel (CALA) Inc.
1500 Concord Terrace
Sunrise, FL 33323-2815
	Attention:	Vice President and General Counsel
	Fax No.	(954) 851-8900

With a copy to:	Piper Rudnick LLP
1200 Nineteenth Street, N.W.
Washington, D.C. 20036
	Attention:	Mitchell S. Marder, Esq.
	Fax No.:	(202) 223-2085

If to the Administrative Agent:	Nortel Networks Limited
c/o Nortel (CALA Inc.)
1500 Concord Terrace
Sunrise, FL 33323-2815
	Attention:	Vice President and General Counsel
	Fax No.	(954) 851-8900

If to the Collateral Agent:	Nortel Networks Limited
c/o Nortel (CALA) Inc.
1500 Concord Terrace
Sunrise, FL 33323-2815
	Attention:	Vice President and General Counsel
	Fax No.	(954) 851-8900

Except as otherwise specified herein, all notices shall be deemed duly given on the date of actual receipt.

Section 16.2         Severability of Provisions.

If any one or more of the provisions contained in this Agreement or any documents executed in connection herewith shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

Section 16.3         Binding Effect; Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of each Party and its respective successors and assigns, provided that the Borrower shall not assign or transfer any of its rights or Obligations hereunder except with the prior written consent of the Administrative Agent and each Lender.

Section 16.4         Amendment; Waiver.

Neither this Agreement nor any Financing Document may be amended, waived, discharged, or terminated unless such change, waiver, discharge, or termination is in writing signed by the Required Lenders, the Administrative Agent or the Collateral Agent, as applicable, and the Borrower, provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Lender affected thereby, (a) extend the final maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount hereof, (b) release any of the Collateral except as shall otherwise be provided in any of the Financing Documents, (c) amend, modify or waive any provision of this

Section 16.4 or Sections 3, 4, 5, 11, 12, 15.4 and 16.6, (d) reduce the percentages specified in the definition of Required Lenders, or (e) consent to the assignment of any of the rights and Obligations of the Borrower under this Agreement or any Security Documents.  The failure of any party to enforce at any time any provision hereof or under any of the Notes or Security Documents shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provision or any other provision hereof or thereof.

Section 16.5         Entire Agreement.

This Agreement and the other Financing Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior agreements, discussions, and understandings between the Lenders and the Borrower with respect to the subject matter hereof.

Section 16.6         Right of Set-Off.

The Borrower’s Obligations shall be paid in full in accordance with their respective terms, and may not be offset against any obligations that Nortel, any Lender, or any of their respective Affiliates may owe to the Borrower under any other agreement, including (without limitation) the Project Agreements.  Each of the Lenders shall, to the fullest extent permitted by Applicable Law, have the right to apply any and all amounts on deposit or on account (general or special, time or demand, matured or unmatured, in whatever currency) with it or with any of its branches, Subsidiaries, or Affiliates in reduction of past due Obligations (whether such Obligations became due at scheduled maturity, by acceleration or otherwise) of the Borrower hereunder.

Section 16.7         Release and Waiver.

The Borrower hereby releases the Lenders and the Agents and their officers, attorneys, agents, and employees from any liability, suit, damage, claim, loss or expense of any kind or nature whether known or unknown, at law or in equity, whatsoever and howsoever arising up to and including the date hereof that the Borrower or any of its Subsidiaries ever had or now has against any of them arising out of or relating to any Lender’s or any Agent’s acts or omissions with respect to the Existing Financing Agreement, the Project Agreements or any other matters described or referred to herein or therein.  Without limiting the generality of the foregoing release, the Borrower hereby acknowledges, confirms and agrees that it has no offsets, defenses or counterclaims against any of the Lenders or the Agents with respect to any of the Obligations or other obligations due and owing to any of the Lenders or the Agents (including, without limitation, those arising under, pursuant to, or in connection with, the Existing Financing Agreement and related documents), and to the extent that the Borrower has or had any such offsets, defenses or counterclaims, Borrower hereby specifically waives any and all rights to such offsets, defenses and counterclaims and releases the Lenders, the Agents and their officers, attorneys, agents, and employees from any liability arising on account thereof.

Section 16.8         Further Assurances.

The Borrower agrees upon the reasonable request of any Agent or Lender promptly to take such actions as are necessary to carry out the intent of this Agreement and the other Financing Documents.

Section 16.9         Term of Agreement; Survival.

Each agreement, representation, warranty, and covenant contained in this Agreement shall survive any investigation made at any time by or on behalf of the Lenders.  This Agreement shall continue to be in full force and effect and binding upon the Parties until all of the Borrower’s Obligations have been fully and indefeasibly paid and performed, whereupon this Agreement shall terminate. Notwithstanding the foregoing, all the indemnification provisions in this Agreement shall survive and all other provisions which by their terms survive termination shall so survive.

Section 16.10       Headings.

The various headings in this Agreement are intended for convenience only, and shall not affect the meaning or interpretation of this Agreement.

Section 16.11       Counterparts.

This Agreement may be executed in any number of counterparts (including facsimile transmissions thereof), each of which when so executed shall be an original but all of which together shall constitute one instrument.

Section 16.12       Confidentiality.

Each of the Parties hereby agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, directors, officers, employees and professional advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of and will agree to be bound by this confidentiality provision), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Law including in connection with a public offering of equity or debt securities of the Borrower or IMPSAT or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 16.12, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the other Parties, or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 16.12 or (2) becomes available to such party on a non-confidential basis from a source other than the other  Parties.

For the purposes of this Section 16.12, “Information” means all information received from any of the Parties relating to any of the Lenders or their respective businesses, other than any such information that is available to the Parties on a non-confidential basis prior to disclosure by any Party.  Any Person required to maintain the confidentiality of Information as provided in this Section 16.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential Information.

Section 16.13       Cooperation.

The Borrower will cooperate (i) with Nortel, the Administrative Agent, if applicable, and the lead agents for syndication (such lead agents and the Administrative Agent being referred to collectively as the “Syndication Agents”) in the syndication of the Term Loans undertaken by the Syndication Agents, and (ii) with Nortel and any underwriter or placement agent for the placement or distribution of the Replacement Notes (“Placement Agent”) by: (a) upon reasonable notice making senior officers of the Borrower available for a meeting with prospective assignees and the Syndication Agents, the Placement Agent and their respective consultants; and (b) providing such other assistance as may be reasonably requested by the  Syndication Agents and the Placement Agent, such as responding to questions from prospective assignees with respect to the operations, business plans, results and other matters relating to the Borrower, its Affiliates and IMPSAT.

[Signatures on following pages]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above, in the presence of the two undersigned witnesses.

BORROWER:

IMPSAT COMUNICAÇÕES LTDA.

By:	/s/ Guillermo Pardo

Name:	Guillermo Pardo

Its:	Attorney-in-Fact

By:

Name:

Its:

Witness 1	Witness 2
/s/ Paula Tufro	/s/ Jodel M. Mintel
Name: Maria Paula Garcia Tufro	Name: Jodel M. Mintel

[IMPSAT COMUNICAÇÕES LTDA. AMENDED AND RESTATED FINANCING AGREEMENT SIGNATURE PAGE]

LENDERS:

NORTEL NETWORKS LIMITED

By:	/s/ Jorge H. Suarez

Name:	Jorge H. Suarez

Its:	Attorney-in-Fact

ADMINISTRATIVE AGENT:

NORTEL NETWORKS LIMITED

By:	/s/ Jorge H. Suarez

Name:	Jorge H. Suarez

Its:	Attorney-in-Fact

COLLATERAL AGENT:

NORTEL NETWORKS LIMITED

By:	/s/ Jorge H. Suarez

Name:	Jorge H. Suarez

Its:	Attorney-in-Fact

SCHEDULES

1.1	Existing Indebtedness
1.1(a)	Permitted Disposals
1.1(b)	Permitted Investments
2.2	Term Loan Committment
7.1(a)	Subsidiaries
7.1(b)	Assumed Names/Trade Names
7.5	Proceedings
7.10	Transactions with Affiliates
7.11	Indebtedness
7.12(a)	Existing Liens
7.13	Intellectual Property
7.15	Licenses
8.1(r)	Post Closing Items

EXHIBITS

A	Form of Assignment and Assumption Agreement
B	IMPSAT Guarantee
C	Form of Intercompany Subordination Agreement
D	Existing Mortgage Deeds
E	Form of Note
F	Claimed Amounts

EXHIBIT A

Form of
Assignment and Assumption Agreement

Reference is made to that certain Financing Agreement dated as of October 25, 1999 (as amended in September 2000, amended and restated as of June 11, 2001, amended October 25, 2001, amended November 24, 2001 and amended and restated as of March 25, 2003 and as such agreement may be further assigned, amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Financing Agreement”) among IMPSAT Comunicações Ltda., a company (sociedade por quotas de responsabilidade limitada) organized pursuant to the laws of Brazil, as Borrower, as Borrower; Nortel Networks Limited (previously known as Nortel Networks Corporation), a corporation organized pursuant to the laws of the Province of Ontario, Canada (“Nortel”) as Administrative Agent and Collateral Agent; and Nortel and the other lenders party thereto from time to time, as Lenders.  Terms defined in the Financing Agreement are used herein as therein defined unless otherwise defined herein.                                   (the “Assignor”) and                                   (the “Assignee”) hereby agree as follows:

1.             The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, as of the Effective Date (as defined below), the amount of the outstanding Term Loans of the Assignor, as specified in Annex A hereto, and all of the Assignor’s rights, interest and obligations related thereto under the Financing Agreement.

2.             The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (ii) makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with the Financing Agreement or the other Financing Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries, if any, or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under the Financing Agreement or the other Financing Documents or any other instrument or document furnished pursuant thereto; and (iv) attaches a copy or copies of any Note or Notes held by the Assignor evidencing the amounts of the Term Loans being assigned hereunder.

3.             The Assignee (i) confirms that it has received a copy of the Financing Agreement and the other Financing Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement; (iii) confirms that it is an Eligible Assignee; (iv)

appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Financing Agreement and the other Financing Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Financing Agreement and the other Financing Documents and will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreement and the other Financing Documents are required to be performed by it as a Lender; and (vi) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment and Assumption Agreement.

4.             Following the execution of this Assignment and Assumption Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent.  The effective date of this Assignment and Assumption Agreement shall be the date (the “Effective Date”) on which this Assignment and Assumption Agreement is recorded by the Administrative Agent on the Register in accordance with the procedures set out in Section 2.1(b) of the Financing Agreement.

5.             After the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Financing Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Financing Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Financing Documents.

6.             Concurrently with the delivery of this Assignment and Assumption Agreement to the Administrative Agent pursuant to Section 12.1(d) of the Financing Agreement, or as soon thereafter as practicable, the Assignor shall surrender the Notes evidencing the Term Loans being assigned for cancellation against delivery to the Assignor and/or the Assignee of one or more Notes executed by the Borrower in the same amounts of the Term Loans owned respectively by the Assignor and the Assignee as of the Effective Date.

7.             The Assignor and Assignee agree that upon the Effective Date, the Assignee shall be entitled to all interest on the assigned amount of the Term Loans at the rates specified in Section 3.3 of the Financing Agreement, such interest to be paid by the Administrative Agent directly to the Assignee.  It is further agreed that all payments on or after the Effective Date in respect of the principal amount of the Term Loans being assigned hereunder shall be paid directly by the Administrative Agent to the Assignee.  On the Effective Date or on any other date as may be agreed upon by the Assignor and the Assignee, the Assignee shall pay to the Assignor an amount (net of any closing costs) specified by the Assignor in writing which represents the principal amount of the outstanding Term Loans of the Assignor being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement for periods prior to the Effective Date directly between themselves.

8.             This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution also being made on Annex A hereto.

[NAME OF ASSIGNOR],
as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE],
as Assignee

By
Name:
Title:

Acknowledged, as Administrative Agent:

By:
Name:
Title:

Acknowledged, as Collateral Agent:

By:
Name:
Title:

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Annex A to Assignment and Assumption Agreement

1.             Borrower:               IMPSAT Comunicações Ltda.

2.             Name and Date of the Financing Agreement:

Financing Agreement dated as of October 25, 1999 as amended in September 2000, amended and restated as of June 11, 2001, amended October 25, 2001, amended November 24, 2001 and amended and restated as of March 25, 2003, among IMPSAT Comunicações Ltda., a company (sociedade por quotas de responsabilidade limitada) organized pursuant to the laws of Brazil, as Borrower; Nortel Networks Limited (previously known as Nortel Networks Corporation), a corporation organized pursuant to the laws of the Province of Ontario, Canada (“Nortel”) as Administrative Agent and Collateral Agent; and Nortel and the other lenders party thereto from time to time, as Lenders.

3.             Effective Date (to be completed by the Administrative Agent):

4.             Amounts (as of the Effective Date):

a.	Aggregate amount for all Lenders:

Outstanding Term Loans

US$

b.	Aggregate amount for assigning Lender:

Outstanding Term Loans

US$

c.	Assigned percentage of the aggregate amount of outstanding Term Loans of all Lenders:

Outstanding Loans

%

d.	Principal amount of Term Loans being assigned:

Outstanding Term Loans

US$

5.             Rate of  Interest:

As set forth in Section 3.3 of the Financing Agreement.

6.             Notice:

ASSIGNOR:

Attention:
Telephone:
Telecopier:
Reference:

ASSIGNEE:

Attention:
Telephone:
Telecopier:
Reference:

7.             Payment Instructions:

ASSIGNOR:

Attention:
Telephone:

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Telecopier:
Reference:

ASSIGNEE:

Attention:
Reference:

Accepted and Agreed:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

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EXHIBIT B

Impsat Guarantee

Executed Guarantee attached hereto.

EXHIBIT C

Form of Intercompany Subordination Agreement

THIS SUBORDINATION AGREEMENT (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [            ], [        ], is made by [                               ] (the “Borrower”) and [                               ] (the “Creditor”), in favor Nortel Networks Limited, in its capacity as the administrative agent (or any successor administrative agent appointed pursuant to Section 15.5 of the Financing Agreement, the “Administrative Agent”) under the Amended and Restated Financing Agreement, dated as of March 25, 2003, among IMPSAT Comunicações Ltda., the lenders named therein (the “Lenders”), the Administrative Agent and Nortel Networks Limited in its capacity as the Collateral Agent (the “Financing Agreement”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

RECITALS

A.            It is a condition precedent to the making of the Term Loans under the Financing Agreement that the Creditor shall have executed this Agreement.

B.            The Creditor will derive substantial direct and indirect benefit from the Financing Agreement and the making of the Term Loans thereunder.

C.            The Creditor acknowledges that the Administrative Agent and the Lenders are relying on this Agreement in entering into and agreeing to make the Term Loans and that the Administrative Agent and the Lenders would not enter into the Financing Agreement without the execution and delivery of this Agreement.

D.            The Borrower may be indebted to the Creditor up to the aggregate principal amount of $[               ] pursuant to a promissory note, dated                      (the “Subordinated Note”).

In consideration of the premises, the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in order to induce the Administrative Agent and the Lenders (collectively, the “Secured Creditors”) to enter into the Financing Agreement and make the Term Loans, the Creditor hereby agrees with the Administrative Agent for its benefit and the benefit of the Lenders as follows:

1.             All indebtedness and other obligations, whether for principal, interest, premium, fees, costs, expenses or other amounts in respect of the Subordinated Note or any other obligations now or hereafter owing by the Borrower to the Creditor, in each case, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (collectively, the “Subordinated Debt”), shall be subordinate, junior, and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all indebtedness of and all other amounts owing by the Borrower arising under or in respect of

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the Financing Agreement and the other Financing Documents to any Person who may become a holder or participant in any such indebtedness, whether by amendment, modification or assignment of all or a portion of such agreements, including without limitation, principal, premium, if any, interest (including interest after the commencement of a liquidation or the dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or a similar proceeding relating to the Borrower or its property or in an assignment for the benefit of creditors or any marshalling of the assets and liabilities of the Borrower at the rate specified in the applicable Senior Debt (as defined below), whether or not such holder is otherwise entitled to recover such interest from the Borrower in such proceeding), fees, costs and expenses, of the Borrower to the Administrative Agent or any such holder or participant, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of such agreements (all such indebtedness and other amounts being herein referred to as the “Senior Debt”).

2.             Until the Senior Debt shall have been indefeasibly repaid in full in cash, the Borrower shall not, directly or indirectly, make any payment of any kind of principal of or interest on or any other amount on account of any portion of the Subordinated Debt, except as expressly permitted under the Financing Documents (solely with respect to Subordinated Debt that constitutes Intercompany Indebtedness), and the Creditor shall not demand, sue for, or accept from the Borrower or from any other Person any portion of the Subordinated Debt, accelerate the maturity of the Subordinated Debt or take any other action to enforce or collect upon any such payment, or to enforce its rights with respect to the Subordinated Debt, or repurchase, redeem or otherwise acquire any of the Subordinated Debt, nor cancel, rescind, set off or otherwise discharge any part of the Subordinated Debt.

3.             (a)           Each instrument evidencing Subordinated Debt shall bear a legend providing that payment of principal thereof, interest thereon, premium, if any, owed thereon and all other amounts owed with respect thereto has been subordinated to prior payment in full in cash of the Senior Debt in the manner and to the extent set forth in this Agreement and a copy of this Agreement shall be attached to each such instrument.

(b)           The Subordinated Debt shall provide that no amortization thereof or principal payment thereon will be permitted until after the later of (i) the later of the Maturity Date under the Financing Agreement or (ii) the indefeasible payment in full in cash of the Obligations of the Borrower under the Financing Documents, except to the extent permitted under the Financing Documents with respect to Subordinated Debt which constitutes Intercompany Indebtedness.  Interest on Subordinated Debt may be paid solely to the extent permitted under the Financing Documents.  No other payments or obligations with respect to the Subordinated Debt (whether consisting of interest, principal, fees, premium, indemnities or otherwise) shall be made or permitted.

4.             Neither the Creditor nor any other holder of the Subordinated Debt shall commence or join with any other creditor or creditors of the Borrower in commencing any bankruptcy, reorganization or insolvency proceedings against the Borrower.  At any meeting of creditors of the Borrower or in the event of any proceeding, voluntary or involuntary, for the reorganization, distribution, division or application of all or part of the assets of the Borrower or the proceeds thereof, whether such proceeding be for the reorganization, liquidation, dissolution or winding up of the Borrower or its business, a receivership, insolvency, reorganization

3

proceeding or bankruptcy proceeding, assignment for the benefit of creditors or a proceeding by or against the Borrower for relief under any bankruptcy, indebtedness, reorganization, arrangement, composition, extension or statute or otherwise, if all of the Obligations of the Borrower under the Financing Documents have not been indefeasibly paid in full in cash at the time, (i) only the Administrative Agent may demand and collect any amount from the Borrower or from any other Person, and neither the Creditor nor any other holder of Subordinated Debt may set off or otherwise discharge any part of the Subordinated Debt; and (ii) the Administrative Agent is hereby irrevocably authorized on behalf of the holders of the Subordinated Debt at any such meeting or in any such proceeding: (A) to collect any assets of the Borrower distributed, divided or applied by way of dividend or payment, or any such securities issued, on account of the Subordinated Debt and apply the same, or the proceeds of any realization upon the same, to Senior Debt in such manner as the Administrative Agent may specify until all such Senior Debt shall have been indefeasibly paid in full in cash, rendering any surplus then remaining to the Creditor or its representative, as the Creditor shall direct in writing; (B) to vote claims comprising Subordinated Debt to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension or election of a trustee; and (C) to take generally any action in connection with any such meeting or proceeding which the holders of the Subordinated Debt might otherwise take including, without limitation, the filing of proofs of claim.  The Creditor hereby irrevocably appoints the Administrative Agent as its attorney in fact with full authority in the place and stead of the Creditor and in the name of the Creditor or otherwise, from time to time, in the Administrative Agent’s discretion, to take any action and to execute any instrument which the holders of Senior Debt may deem necessary or advisable to accomplish the purposes of this paragraph.  The power of attorney granted herein is coupled with an interest and shall be irrevocable until the Obligations of the Borrower under the Financing Documents are indefeasibly paid in cash.

5.             If any payment on account of any part of the Subordinated Debt is received by the Creditor or any other holder of the Subordinated Debt in violation of this Agreement, such payment shall be delivered forthwith to the Administrative Agent by the recipient for application to the Senior Debt, subject to the terms of the Intercreditor Agreement, in the form received except for the addition of any endorsement or assignment necessary to effect the transfer of all rights therein to the Administrative Agent.  The Administrative Agent is irrevocably authorized to supply any required endorsement or assignment which may have been omitted.  Until so delivered, any such payment or collateral shall be held by the recipient in trust for the Administrative Agent and shall not be commingled with other funds or property of the recipient.

6.             The Creditor represents that no part of the Subordinated Debt is evidenced by any instrument, security or other writing which does not bear the legend required by paragraph 3 hereof.  The Creditor is the lawful owner of its Subordinated Debt, no participations have been granted therein, and, except for the subordination of the Subordinated Debt to the Existing Debt, no part thereof has been assigned to or subordinated or subjected to any other security interest in favor of anyone other than the Administrative Agent.  The Creditor and the Borrower agree that prior to payment in full in cash of the Senior Debt, the Borrower and the Creditor shall not amend, modify or change in any manner whatsoever the terms or provisions of the Subordinated Note.  Until all Senior Debt has been indefeasibly paid in full in cash, the Borrower shall not issue any instrument or security other than the Subordinated Note, evidencing or relating to any part of the Subordinated Debt except at the request of and in the manner requested by the Administrative Agent and, except as provided in the immediately preceding two sentences, the

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Creditor shall not assign, grant participations in, or otherwise transfer or subordinate any part of the Subordinated Debt or any evidence thereof unless the party to whom such participation is granted or to whom any part of the Subordinated Debt is so transferred or subordinated acknowledges, in a form satisfactory to the Administrative Agent, its agreement to be bound by all of the terms and conditions of this Agreement as to the part of the Subordinated Debt so participated.  For purposes of this Agreement, the term the “Creditor” shall refer to any holder of the Subordinated Debt.

7.             The Administrative Agent is hereby authorized to demand specific performance of this Agreement, whether or not the Borrower shall have complied with the provisions hereof applicable to them, at any time when the Creditor shall have failed to comply with any provision hereof applicable to it.  The Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor by the Administrative Agent.  The Creditor further waives presentment, notice and protest in connection with all negotiable instruments evidencing Senior Debt or Subordinated Debt to which it may be a party, notice of the acceptance of this Agreement by the Administrative Agent, notice of any loan made, extension granted or other action taken in reliance hereon and, except as provided in this Agreement, all demands and notices of every kind in connection with this Agreement or Senior Debt; assent to any renewal, extension or postponement of the time of payment of Senior Debt or any other indulgence with respect thereto to any substitution, exchange or release of collateral therefor and to the addition or release of any Person primarily or secondarily liable thereon; and agrees to the provisions of any instrument, security or other writing evidencing Senior Debt.  This Agreement on the part of the Creditor shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of the Administrative Agent shall affect or impair the agreements of the Creditor hereunder, unless the Administrative Agent shall otherwise consent in writing.

8.             The Borrower and the Creditor shall execute and deliver to the Administrative Agent such further instruments and shall take such further action as the Administrative Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

9.             In the event of a breach of the Borrower or the Creditor in the performance of any of the terms hereof, the Administrative Agent may, in accordance with the applicable Credit Agreement, declare all Senior Debt to be forthwith due and payable, without presentment, demand, protest, or notice of any kind, notwithstanding any time or credit otherwise allowed.

10.           The provisions hereof and the rights granted to the Administrative Agent hereunder are for the protection of the Secured Creditors and any other Person who may become a holder of or participant in any of the Senior Debt, whether by amendment to or assignment of all or a portion of the Financing Documents or otherwise, and not for the protection or benefit of the Borrower.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  The Creditor, the Administrative Agent and the Borrower further agree that the provisions of this Agreement may not be amended or modified orally or by a course of conduct but may be waived only by an instrument in writing signed by the party against whom such waiver or amendment is sought to be enforced.  Nothing contained in this Agreement shall impose on the Administrative Agent any duties with respect to any property of

5

the Borrower or the Creditor received hereunder beyond reasonable care in its custody and preservation while in the Administrative Agent’s possession.  The Administrative Agent shall not have any duty to preserve rights against prior parties in any instrument or chattel paper received hereunder.

11.           After all Senior Debt has been indefeasibly repaid in full in cash, and until all Subordinated Debt is paid in full, the Creditor shall be subrogated to the rights of the Secured Creditors to receive distributions applicable to Senior Debt to the extent distributions otherwise payable to the Creditor have been applied to payment of the Senior Debt.  The provisions hereof as to subordination are solely for the purpose of defining the relative rights of the parties hereto, and none of such provisions shall impair or affect the obligations of the Borrower to the Creditor, which are unconditional and absolute, to pay to the Creditor all of the Subordinated Debt in accordance with the terms of the Subordinated Note.

12.           This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one agreement.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart signed by each of the parties hereto.

13.           The Creditor agrees with the Administrative Agent that the Creditor will not enter into any amendment of the terms of any agreement, document or instrument evidencing or relating to the Subordinated Debt without the prior written consent of the Administrative Agent.

14.           Any notice or other communication in connection with this Agreement shall be in writing (including telegraphic telecopy, or cable communication) and telegraphed, telecopied, cabled or delivered to the telecopy number below, and in the case of a letter, either mailed first class, postage prepaid, in the United States mail, to the address set forth below:

If to the Borrower:

Telephone:

Facsimile:

with a copy to:

Telephone:

Facsimile:

If to the Administrative Agent:

Nortel Networks Limited

c/o Nortel (CALA) Inc.

1500 Concord Terrace

Sunrise, FL 33323-2815

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Attn:  Vice President and General Counsel

Facsimile:  (954) 851-8900

If to the Creditor:

Telephone:

Facsimile:

with a copy to:

Telephone:

Facsimile:

or in any case, at such other address or telecopy number for notice as shall have last been furnished in writing to the party giving notice.

15.           This Agreement is intended to take effect as a sealed instrument, shall be binding upon the Borrower, the Creditor, their respective executors, administrators, other legal representatives, successors and assigns, shall inure to the benefit of the Secured Creditors, the Agents, and their successors and assigns, including, without limitation, any other Person who becomes participant in or a holder of any of the obligations comprising the Senior Debt, by amendment to or assignment of all or a portion of the Financing Documents, or otherwise.  In the event of an assignment of all or any portion of the Notes, or Term Loans to an assignee in accordance with the Financing Documents, upon such assignee becoming a Secured Creditor, such Secured Creditor shall be entitled to all of the benefits provided for in this Subordination Agreement.

16.           This Agreement shall be governed by and construed under the internal laws of the State of New York.

17.           In exercising any rights or giving any instructions hereunder, the Administrative Agent shall be required to act only in accordance with instructions delivered to it as provided in the Financing Documents.

18.           The Borrower agrees to indemnify and hold harmless the Secured Creditors, the Administrative Agent, the respective affiliates of the Secured Creditors and the Administrative Agent, and their respective officers, directors, employees, agents (including, without limitation, each of their counsel), and controlling persons of the Secured Creditors and the Administrative Agent (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel and with respect to the Administrative Agent, the reasonable allocated costs and expenses of outside counsel, in-house counsel and legal staff) of every nature and character

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arising out of or in connection with any actual or threatened claim, litigation, investigation or proceeding relating to the Financing Documents, this Agreement or any of the other Financing Documents or the transactions contemplated hereby excluding, however, any such actions or expenses resulting from the gross negligence or willful misconduct of a Secured Creditor, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding whether or not such Indemnified Party is a party thereto, and the Borrower agrees to reimburse each Indemnified Party, upon demand, for all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel and with respect to the Administrative Agent, the reasonable allocated costs and expenses of outside counsel, in-house counsel and legal staff) incurred in connection with any of the foregoing.  In litigation, or the preparation therefor, the Secured Creditors and the Agents shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this Section 18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

The Borrower shall not make any claim against any Indemnified Party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated by, and the relationship established by, the Financing Documents, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in the Borrower’s favor.

The covenants contained in this Section 18 shall survive payment or satisfaction in full of all of the Obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the date first above written.

BORROWER:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the date first above written.

CREDITOR:

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on and as of the date first above written.

ADMINISTRATIVE AGENT:

NORTEL NETWORKS LIMITED

By:
Name:
Title:

EXHIBIT D

Existing Mortgage Deeds

	Date	Place	Description	Value (Reais)
1	December 7, 2000	Engenho Velho	A building at Avenida Pedro II, nº329 and the respective land at Freguesia do Engenho Velho, Rio de Janeiro – RJ Enrollement: 106.700	Not available
2	December 14, 2000	Belo Horizonte	Allotment 07 and a part of the Allotment 06 of the Square nº 76, Rua Desembargador Reis Alves, Bairro das Indústrias, Belo Horizonte – MG Enrollement: 12.096	152.481,98
3	December 14, 2000	Belo Horizonte – Building Agmar Glass Tower	Suite 601, 602, 603, 604 and 605 of the building Agmar Glass Tower, Avenida Brasil, nº 1.1418, Belo Horizonte – MG Enrollement: 54.816, 54.844, 54.872, 54.900, 54.914	793.664,62
4	December 21, 2000	Santo Amaro	Building nº 82, at Rua Monsenhor Magaldi and a part of allotment nº 14, quadra B, Jardim Promissão, São Paulo – SP Enrollement: 25.832	122.400,00
5	December 21, 2000	Congonhas	600m² land at Congonhas – MG, in front of BR 040 Enrollement: 9.158	40.800,00
6	December 21, 2000	Cambuí	Allotments nº 04 e 05 next to the Rodovia Fernão Dias km 843, Bairro São Miguel, Cambuí – MG Enrollement: 8.856	60.000,00
7	December 21, 2000	Brooklin	Apartment nº 172 located at the 17th floor of the Century Plaza building, Rua James Wath, nº 142, Ibirapuera, São Paulo – SP Enrollement: 160.898	325.000,00
8	December 21, 2000	Paulista	Apartment nº 1.913, 19th floor, Block C, Building Nações Unidas, Avenida Paulista, nº 620 e 648, Bela Vista, São Paulo – SP Enrollement: 135.246	97.650,00

9	January 12, 2001	Jacupiranga	600m² land, of a rural land area named Fazenda Yara, Jacupiranga, Baiati, MG Enrollement: 26.072	8.000,00
10	January 12, 2001	Barbacena	Allotment nº 02 e 21, Caiçara, Barbacena – MG Enrollement: 10.781 e 10.782	32.302,08
11	January 12, 2001	Juquiá	600m² land, Bairro Floresta, Juquiá – SP Enrollement: 4.114	26.798,60
12	January 12, 2001 (as amended on March 13, 2001)	São Jose dos Pinhais	Allotment of the land nº 02 of the Nogarotto’s plant, Braga, São Jose dos Pinhais – PR Enrollement: 52.917	50.803,90
13	January 12, 2001	Vassouras	Allotments I-B with a 720m² ground, Estrada RJ-115, Vassouras – RJ Enrollement: 11.819	20.717,59
14	February 13, 2001 (as amended on April 17, 2001)	Curitiba	Commercial apartment nº 902, Type IV.Curitiba Trade Center Office Building, Rua Carlos de Carvalho, nº 47, Curitiba – PR Enrollement: 57.042	195.000,00
15	October 4, 2001	Guarulhos	Land, at Rua Soldado Américo Rodrigues, Bairro Ponte Grande, Area B-2, Guarulhos – SP Enrollement: 70.387	80.000,00
16	July 17, 2001	Itaguaí	Allotment of the land nº 04 e 05, square 3, Vila Vera Cruz, Itaguaí, Seropédica – RJ Enrollment: 8.652 e 8.653	40.000,00

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EXHIBIT E

Form of Note

[Note:  This Note is to be used for Nortel, as
Lender, and will be duplicated for each additional Lender]

Amount:  US$                                                       Date:

FOR VALUE RECEIVED, the undersigned, IMPSAT Comunicações Ltda., a company (sociedade por quotas de responsabilidade limitada) organized pursuant to the laws of Brazil (the “Borrower”), promises to pay to the order of Nortel Networks Limited, a corporation organized under the laws of the Province of Ontario, Canada (the “Lender”), the principal sum of                         Dollars (US$            ), or, if less, the aggregate unpaid principal amount of the advances made by Lender to the Borrower, together with interest on the entire principal balance from time to time outstanding hereunder.  This Promissory Note (this “Note”) is issued pursuant to, and subject to, that certain Financing Agreement (the “Financing Agreement”) dated as of October 25, 1999, as amended in September 2000, amended and restated as of June 11, 2001, amended October 25, 2001, amended November 24, 2001 and amended and restated as of March 25, 2003 by and among Nortel Networks Limited (as Administrative Agent and Collateral Agent); IMPSAT Comunicações Ltda. (as “Borrower”); and the certain lenders party thereto from time to time.  Capitalized terms not defined in this Note shall have the meanings assigned to such terms in the Financing Agreement.

Interest shall accrue on the outstanding balance of the Term Loans and be paid on each Interest Payment Date in accordance with the terms of the Financing Agreement.  The principal amount of each Term Loan shall be paid in nine (9) consecutive equal semi-annual installments, on the Principal Repayment Dates and the Maturity Date as provided in the Financing Agreement.  All payments shall be made in the manner and at the time and subject to acceleration, Prepayment, Taxes and all other terms and conditions of the Financing Agreement.

The Lender shall record on its books or records or on the schedule to this Note, which is a part hereof, the principal amount of the Term Loans made by the Lender to the Borrower under the Financing Agreement, all payments and prepayments of principal and interest, the principal balance from time to time outstanding and the respective dates thereof.  The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence as to all amounts owing under this Note; provided, however, that the failure of the Lender to record any of the foregoing or any error in such notation shall not limit or otherwise affect the obligation of the Borrower to repay all advances under the Financing Agreement together with accrued interest thereon.

This Note is one of the Notes referred to in, and issued under, the Financing Agreement, and Lender is entitled to all of the benefits provided for therein; reference is hereby made to the Financing Agreement for a statement of all such benefits.  If an Event of Default shall occur and be continuing under the Financing Agreement, the principal of and interest accrued under this Note may be declared to be due and payable in the manner and with the effect provided in the Financing Agreement.  The Borrower agrees to reimburse upon demand, in like manner and funds, all losses, cost and reasonable expenses of the Lender, if any, incurred in connection with the enforcement of this Note (including, without limitation, all reasonable legal costs and expenses).

Any and all payments to be made by the Borrower hereunder shall be made in Dollars free and clear of and without deduction for Taxes (other than Excluded Taxes) and without set-off, counterclaim or deduction of any nature or for any cause whatsoever.  In such event all the amounts due hereunder shall be increased so that after the deductions or withholdings are made, the Lender shall receive the amounts as if such deductions or withholdings would not have been made.

The Borrower hereby waives presentment for payment, notice of nonpayment, protest, and notice of protest, and agrees to all extensions and renewals of this Note, without notice.

No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of the right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

This Note shall be governed by, and construed in accordance with the laws of the State of New York, (not including such states’s conflict of laws provisions).  The Borrower hereby incorporates by reference the waivers and submissions contained in Section 14 of the Financing Agreement and agrees that they shall apply to this Note.

IMPSAT COMUNICAÇÕES LTDA.

By:
Name:
Title:

2

EXHIBIT F

Claimed Amount Schedule

Date	Closing Date	6th Month Anniversary of the Closing Date	First Anniversary of the Closing Date	18th Month Anniversary of the Closing Date	Second Anniversary of the Closing Date and thereafter until maturity
Claimed Amount	US$81,031,200	US$83,457,712	US$85,965,120	US$88,546,080	US$91,200,000 plus accrued interest